                                                                     Exhibit 2.1
                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF JUNE 12, 2002,


                                      AMONG


                               H. J. HEINZ COMPANY


                                 SKF FOODS INC.


                              DEL MONTE CORPORATION


                                       AND


                             DEL MONTE FOODS COMPANY
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                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS.......................................................          2


ARTICLE 2 THE MERGER........................................................         15

      2.1  Distribution and Merger..........................................         15
      2.2  Effect on Capital Stock..........................................         16
      2.3  Cancellation of Stock............................................         17
      2.4  Closing..........................................................         17
      2.5  Effective Time...................................................         17
      2.6  Effects of the Merger............................................         18
      2.7  Closing of Transfer Books........................................         18
      2.8  Exchange of Certificates.........................................         18
      2.9  Employee Stock Options and Other Equity Awards...................         19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF HEINZ...........................         21

      3.1  Organization, Qualification, Etc.................................         21
      3.2  Capital Stock and Other Matters..................................         21
      3.3  Corporate Authority; No Violation, Etc...........................         22
      3.4  Brokers or Finders...............................................         23
      3.5  Heinz Reports and Financial Statements...........................         23
      3.6  No Other Representations and Warranties..........................         23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF HEINZ AND SPINCO................         24

      4.1  Organization, Qualification, Etc.................................         24
      4.2  Capital Stock and Other Matters..................................         24
      4.3  Corporate Authority; No Violation, Etc...........................         25
      4.4  Affiliate Transactions...........................................         26
      4.5  Spinco Financial Statements......................................         26
      4.6  Absence of Certain Changes or Events.............................         27
      4.7  Actions; Litigation..............................................         27
      4.8  Licenses; Compliance with Laws...................................         27
      4.9  Proxy Statement/Prospectus; Registration Statement...............         28
      4.10 Environmental Matters............................................         28
      4.11 Tax Matters......................................................         29
      4.12 Benefit Plans....................................................         30
      4.13 Labor Matters....................................................         31
      4.14 Intellectual Property Matters....................................         32
      4.15 Material Contracts...............................................         32
      4.16 Board Approval...................................................         32
      4.17 Vote Required....................................................         32
      4.18 Assets...........................................................         33
      4.19 Certain Payments.................................................         33
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      4.20 No Other Representations and Warranties..........................         33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF DEL MONTE.......................         34

      5.1  Organization, Qualification, Etc.................................         34
      5.2  Capital Stock and Other Matters..................................         35
      5.3  Corporate Authority; No Violation, Etc...........................         36
      5.4  Affiliate Transactions...........................................         37
      5.5  Del Monte Reports and Financial Statements.......................         37
      5.6  Absence of Certain Changes or Events.............................         38
      5.7  Actions; Litigation..............................................         39
      5.8  Licenses; Compliance with Laws...................................         39
      5.9  Proxy Statement/Prospectus; Registration Statement...............         39
      5.10 Environmental Matters............................................         39
      5.11 Tax Matters......................................................         40
      5.12 Benefit Plans....................................................         41
      5.13 Labor Matters....................................................         42
      5.14 Intellectual Property Matters....................................         43
      5.15 Material Contracts...............................................         43
      5.16 Brokers or Finders...............................................         44
      5.17 Board Approval...................................................         44
      5.18 Vote Required....................................................         44
      5.19 Certain Payments.................................................         44
      5.20 Opinion of Del Monte Financial Advisor...........................         45
      5.21 Rights Agreement.................................................         45
      5.22 Takeover Statute.................................................         45
      5.23 Title to Assets..................................................         45
      5.24 No Other Representations and Warranties..........................         46

ARTICLE 6 COVENANTS AND AGREEMENTS..........................................         46

      6.1  Conduct of Business by Spinco and Heinz Pending the Merger.......         46
      6.2  Conduct of Business by Del Monte Pending the Merger..............         51
      6.3  Preparation of Form S-4 and the Proxy Statement/Prospectus;
           Stockholders Meetings............................................         55
      6.4  No Solicitation..................................................         55
      6.5  Reasonable Best Efforts..........................................         57
      6.6  Cooperation of Third Parties.....................................         58
      6.7  Consummation of the Distribution.................................         58
      6.8  Interim Financial Information....................................         58

ARTICLE 7 ADDITIONAL AGREEMENTS.............................................         58

      7.1  WARN.............................................................         58
      7.2  Cooperation......................................................         58
      7.3  Proxy Statement/Prospectus.......................................         60
      7.4  Tax-Free Reorganization Treatment; Section 355 Ruling............         60
      7.5  2002 Audited Financial Statements................................         60
      7.6  Employee Matters and Employee Benefit Plans......................         61
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                                       ii
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      7.7  Investigation....................................................         66
      7.8  Reasonable Best Efforts; Further Assurances, Etc.................         66
      7.9  Director and Officer Indemnification; Insurance..................         68
      7.10 Rule 145 Affiliates..............................................         68
      7.11 Public Announcements.............................................         68
      7.12 Defense of Litigation............................................         68
      7.13 Notification.....................................................         68
      7.14 Accounting Matters...............................................         69
      7.15 Non-Disclosure...................................................         69
      7.16 Control of Other Party's Business................................         70
      7.17 Debt Instruments.................................................         70
      7.18 Nonsolicitation of Employees.....................................         71
      7.19 Trade Accounts Receivable; Trade Accounts Payable................         71
      7.20 Spinco By-Laws...................................................         75
      7.21 Del Monte's Amended and Restated Certificate of Incorporation....         75
      7.22 Board of Directors of Del Monte; Officers........................         75
      7.23 Covenant Not To Compete; Restriction on Use of Intellectual
           Property.........................................................         76
      7.24 Post Closing Cooperation.........................................         77
      7.25 Sole Stockholder Approvals.......................................         77
      7.26 Amendments to Transaction Documents..............................         77
      7.27 Closing Balance Sheet............................................         77

ARTICLE 8 Conditions to the merger..........................................         78

      8.1  Conditions to the Obligations of Spinco, Heinz and Del Monte
           to Effect the Merger.............................................         78
      8.2  Additional Conditions to the Obligations of Heinz and Spinco.....         79
      8.3  Additional Conditions to the Obligations of Del Monte............         80

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVERS................................         81

      9.1  Termination......................................................         81
      9.2  Effect of Termination............................................         82
      9.3  Fees and Expenses................................................         82
      9.4  Amendment........................................................         84
      9.5  Waivers..........................................................         84

ARTICLE 10 MISCELLANEOUS....................................................         84

      10.1 Non-Survival of Representations and Warranties and Agreements....         84
      10.2 Notices..........................................................         85
      10.3 Certain Construction Rules.......................................         86
      10.4 Letters..........................................................         86
      10.5 Severability.....................................................         86
      10.6 Assignment; Binding Effect.......................................         86
      10.7 No Third Party Beneficiaries.....................................         87
      10.8 Limited Liability................................................         87
      10.9 Entire Agreement.................................................         87
      10.10 Governing Law...................................................         87
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                                      iii
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      10.11 Counterparts....................................................         87
      10.12 Specific Performance; Remedies..................................         88
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                                       iv

EXHIBITS:

   Exhibit A      Certificate of Incorporation of Spinco
   Exhibit B      Amended and Restated Certificate of
                  Incorporation of Del Monte
   Exhibit C      Bylaws of Del Monte
   Exhibit D      Bylaws of Spinco
   Exhibit E      Form of Rule 145 Affiliate Agreements

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2002, is among H. J. Heinz Company, a Pennsylvania corporation ("Heinz"), SKF Foods Inc., a Delaware corporation ("Spinco"), Del Monte Foods Company, a Delaware corporation ("Del Monte") and Del Monte Corporation, a New York corporation and a wholly-owned direct subsidiary of Del Monte ("Merger Sub") (Heinz, Spinco, Del Monte and Merger Sub, collectively, the "Parties" and each a "Party").

            WHEREAS, Heinz directly and indirectly through its Subsidiaries is engaged in the Spinco Business (as defined herein);

            WHEREAS, prior to the Effective Time on the Closing Date, Heinz shall, (i) pursuant to the Separation Agreement, transfer or cause to be transferred to Spinco the Spinco Assets (as defined herein) and the Spinco Liabilities (as defined herein) in exchange for all of the issued and outstanding shares of common stock, par value $0.01 per share, of Spinco (the "Spinco Common Stock"), cash in an amount equal to the Bank Debt Amount (as defined herein) and the Debt Security (as defined herein) (the "Contribution") and (ii) distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis (the "Distribution") to the holders as of the Record Date of the outstanding common stock of Heinz, par value $0.25 per share ("Heinz Common Stock");

            WHEREAS, at the Effective Time, the parties intend to effect a merger of Merger Sub with and into Spinco, with Spinco being the Surviving Corporation (as defined herein) (the "Merger"), resulting in Spinco becoming a wholly-owned direct subsidiary of Del Monte;

            WHEREAS, (i) an executed commitment letter and related term sheet(s) pursuant to which the financial institutions named therein agreed to provide senior bank debt financing to Spinco and the Surviving Corporation (as defined herein) in the amount and on the terms and conditions set forth therein (the "First Commitment Letter") has been delivered to the Parties, (ii) an executed engagement letter, providing that the financial institutions named therein agreed to arrange in the capital markets debt financing on behalf of Spinco in the amount and on the terms and conditions set forth in the term sheet attached thereto (the "Engagement Letter") has been delivered to the Parties and (iii) an executed commitment letter and related term sheet(s) pursuant to which the financial institutions named therein agreed to provide, in the event the financing contemplated by the Engagement Letter is not obtained, senior financing in the amount and on the terms and conditions set forth therein (the "Second Commitment Letter") has been delivered to the Parties;

            WHEREAS, the parties to this Agreement intend that (i) the Contribution and the Distribution qualify under Sections 355 and 368 of the Code, (ii) the Merger qualify under Section 368 of the Code and (iii) this Agreement constitute a plan of reorganization as that term is defined in Section 368 of the Code; and

            WHEREAS, simultaneously with the execution of this Agreement, (i) Heinz and Stockholder (as defined herein) have entered into the Voting Agreement (as defined herein) and

(ii) Del Monte and Stockholder have entered into the Stockholder Rights Agreement (as defined herein).

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

            "2002 Audited Financial Statements" shall have the meaning specified in Section 7.5.

             "Action" shall mean any action, claim, arbitration, proceeding, review, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought or heard by or before any Governmental Authority or arbitrator.

            "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" shall mean this Agreement and Plan of Merger, together with all exhibits attached hereto and the Disclosure Letters.

            "Amended and Restated Certificate of Incorporation" shall have the meaning specified in Section 2.1(c).

            "Approved for Listing" shall mean, with respect to the shares of Del Monte Common Stock to be issued in the Merger, that such shares have been approved for listing on the NYSE and the PE, subject to official notice of issuance.

            "Audited 2002 Balance Sheet" shall have the meaning specified in
Section 7.5.

            "Audited 2002 Statement of Operations" shall have the meaning specified in Section 7.5.

            "Audited Statements" shall have the meaning specified in Section 4.5(a).

            "Bank Debt Amount" shall have the meaning assigned to such term in the Separation Agreement.

            "Bonus Plans" shall have the meaning specified in Section
7.6(b)(ii).

             "Change in the Del Monte Board Recommendation" shall have the meaning specified in Section 6.4(c)

            "Closing" shall have the meaning specified in Section 2.4.

            "Closing Date" shall have the meaning specified in Section 2.4.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.

            "Commitment Letters" shall mean, collectively, the First Commitment Letter, the Engagement Letter and the Second Commitment Letter.

            "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated March 11, 2002, between Heinz and Del Monte.

            "Contract" shall mean any written loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

            "Contribution" shall have the meaning set forth in the Recitals hereto.

            "Co-Pack Agreements" shall mean the Co-Pack Agreements to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or
(b) requested by Del Monte and agreed to by Heinz in accordance with Section
7.26.

            "Data Communications Infrastructure" shall have the meaning assigned to such term in the Separation Agreement.

             "Debt Security" shall have the meaning assigned to such term in the Separation Agreement.

            "Deferred Share Unit" shall have the meaning assigned to such term in Section 7.6(b)(iii).

            "Delaware Certificate of Merger" shall have the meaning specified in
Section 2.5.

            "Delaware Secretary of State" shall have the meaning specified in
Section 2.5.

            "Del Monte" shall have the meaning specified in the Preamble hereof.

            "Del Monte Acquisition Agreement" shall mean a letter of intent, agreement in principle, acquisition agreement, exclusivity agreement or other similar agreement related to any Del Monte Acquisition Proposal.

            "Del Monte Acquisition Proposal" shall mean, other than in connection with the Merger or as otherwise specifically contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving Del Monte or any of its Subsidiaries other than the Merger; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of Del Monte or any of its Subsidiaries constituting 10% or more of the consolidated assets of Del Monte or accounting for 10% or more of the consolidated revenues of Del Monte; (iii) any tender offer, exchange offer or similar transactions or series of related transactions made by any Person involving Del Monte Common Stock or the common stock of any Subsidiary of Del Monte constituting 5% or more of Del Monte's common stock or the common stock of any Subsidiary of Del Monte; (iv) the acquisition by any Person (other than Heinz or any of its Affiliates) of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) or the formation of any group (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than 5% of Del Monte's common stock or the common stock of any Subsidiary of Del Monte; or (v) any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in Del Monte, or that would be inconsistent in any material respect with, or hinder or delay in any material respect the consummation of, the transactions contemplated by, or otherwise defeat in any material respect the purpose of, the Merger Agreement or the other Transaction Agreements.

            "Del Monte Benefit Plans" shall have the meaning specified in
Section 5.12(a).

            "Del Monte Board Recommendation" shall have the meaning specified in
Section 5.17.

            "Del Monte Common Stock" shall mean the capital stock, par value $0.01 per share, of Del Monte.

            "Del Monte Consent" shall mean, with respect to any consent sought in good faith, the consent of Del Monte, which consent shall not be unreasonably delayed or withheld, unless such consent is sought with respect to an amendment that would, individually or together with all other such amendments to any of the Transaction Agreements (other than this Agreement) previously proposed by Heinz and agreed to by Del Monte, reasonably be expected to result in any material cost or detriment to Del Monte (or, following the Merger, the Surviving Corporation) or result in any material reduction of the benefits to be obtained by Del Monte (or, following the Merger, the Surviving Corporation) from the transactions contemplated hereby, in which case such consent shall be in Del Monte's discretion.

             "Del Monte Deferred Share Units" shall have the meaning specified in Section 7.6(b)(iii).

            "Del Monte Disclosure Letter" shall mean the Disclosure Letter prepared and delivered by Del Monte to Heinz and Spinco prior to the execution of this Agreement.

            "Del Monte Employee" shall have the meaning specified in Section 5.12(a).

            "Del Monte Financing Fees" shall mean all fees and expenses incurred by Del Monte related to the financing of the transactions contemplated by this Agreement and the other Transaction Agreements, including (i) all commitment, ticking, underwriting or similar fees and expenses incurred in connection with the Commitment Letters (which for purposes of this definition are deemed to be incurred solely by Del Monte) and the financing contemplated thereby or replacement financing therefor, (ii) professional fees and (iii) roadshow expenses, whether such liabilities arise prior to, on or after the Effective Time.

            "Del Monte IP" shall have the meaning specified in Section 5.14.

            "Del Monte Options" shall have the meaning specified in Section 2.9(b).

            "Del Monte Preferred Stock" shall have the meaning specified in
Section 5.2.

            "Del Monte Professional Fees" shall mean all fees (and expense reimbursement, if any) payable by Del Monte to professional advisors (including any transaction advisory fee to be paid to Stockholder and fees payable to Morgan Stanley & Co. Incorporated, Gibson, Dunn & Crutcher LLP, KPMG LLC and any other professional service firm hired by Del Monte to provide similar services, but excluding any Del Monte Financing Fees), whether such liabilities arise prior to, on or after the Effective Time, paid or payable in connection with the transactions contemplated by this Agreement.

            "Del Monte Professional Fee Statement" shall have the meaning specified in Section 9.3(d).

            "Del Monte Restricted Business" shall have the meaning specified in
Section 7.23(b).

            "Del Monte Restricted Territory" shall mean anywhere in the world other than the Heinz Restricted Territory.

            "Del Monte Rights" shall have the meaning specified in Section
6.2(p).

            "Del Monte Rights Agreement" shall have the meaning specified in
Section 5.21.

            "Del Monte SEC Documents" shall have the meaning specified in
Section 5.5.

            "Del Monte Stockholders" shall mean the holders of Del Monte Common Stock.

            "Del Monte Stockholders Meeting" shall have the meaning specified in
Section 6.3(b).

            "Del Monte Stock Plans" shall mean have the meaning specified in
Section 2.9(a).

             "Del Monte Transaction Expenses" shall mean all fees and expenses incurred by Del Monte related to the transactions contemplated by this Agreement and the other Transaction Agreements, including legal and accounting fees, SEC registration fees, listing fees, HSR Act filing fees and printer fees, other than Del Monte Financing Fees and Del Monte Professional Fees.

            "Del Monte Voting Debt" shall have the meaning specified in Section 5.2(a).

            "DGCL" shall mean the General Corporation Law of the State of Delaware.

            "Disclosure Letters" shall mean, collectively, the Heinz Disclosure Letter, the Spinco Disclosure Letter and the Del Monte Disclosure Letter.

            "Distribution" shall have the meaning set forth in the Recitals hereto.

            "Distribution Date" shall mean the date and time that the Distribution shall become effective.

            "Distribution Stock Certificate" shall have the meaning specified in
Section 2.1(a).

            "Effective Time" shall have the meaning specified in Section 2.5.

            "Employee Benefits Agreement" shall mean the Employee Benefits Agreement between Heinz and Spinco, in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with
Section 7.26.

            "Engagement Letter" shall have the meaning set forth in the Recitals hereto.

            "Environmental Claim" shall mean any claim, action, notice, letter, demand or request for information (in each case in writing) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law or the release, emission, discharge, presence or disposal of any Hazardous Material at any location.

            "Environmental Law" shall mean any and all foreign, federal, state or local statute, rule, regulation or ordinance, as well as any order, decree, determination, judgment or injunction issued, promulgated, approved or entered thereunder by any Governmental Authority, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act, in each case as in effect on the date hereof.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a "single employer" within the meaning of
Section 4001(b) of ERISA.

            "Estimated 2002 Financial Statements" shall have the meaning specified in Section 4.5(b).

            "Excess Liability Amount" shall have the meaning specified in
Section 9.3(d).

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

            "Exchange Agent" shall have the meaning specified in Section 2.1(a).

            "Exchange Fund" shall have the meaning specified in Section 2.8(a).

            "Exchange Ratio" shall have the meaning specified in Section 2.2(a).

            "Final Net Accounts Balance" shall have the meaning specified in
Section 7.19(c)(iii).

            "Final Transferred Accounts Differential" shall have the meaning specified in Section 7.19(b)(iii).

            "First Commitment Letter" shall have the meaning set forth in the Recitals hereto.

            "GAAP" shall mean United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

            "Governmental Authority" shall mean any foreign, federal, provincial, state or local government court, administrative or regulatory agency, board, bureau or commission or other governmental department, authority or instrumentality.

            "Hazardous Material" shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in liability, under Environmental Law.

            "Heinz" shall have the meaning specified in the Preamble hereto.

            "Heinz Common Stock" shall have the meaning set forth in the Recitals hereto.

            "Heinz Disclosure Letter" shall mean the Disclosure Letter prepared and delivered by Heinz to Del Monte prior to the execution of this Agreement.

            "Heinz Financing Fees" shall mean all fees and expenses incurred by Heinz and Spinco related to the financing of the transactions contemplated by this Agreement and the other Transaction Agreements and the preparation of the Form S-4, whether such liabilities arise prior to, on or after the Effective Time, paid or payable in connection with the transactions contemplated hereby, other than the fees and expenses of counsel for Heinz incurred in connection with their review of the Commitment Letters.

            "Heinz Information" shall have the meaning specified in Section
7.15.

            "Heinz Option" shall have the meaning specified in Section 2.9(b).

            "Heinz Record Date" shall have the meaning assigned to such term in the Separation Agreement.

            "Heinz Restricted Business" shall have the meaning specified in
Section 7.23(a).

            "Heinz Restricted Territory" shall mean, with respect to the (i) dry and canned pet food and pet snacks business, the United States and Canada, (ii) specialty pet food business, worldwide, (iii) ambient tuna business, the United States, (iv) other ambient seafood businesses, but limited to products currently marketed or marketed at the Effective Time by the StarKist Seafood business unit, the United States, (v) retail private label soup and retail private label gravy businesses, the United States, (vi) broth business, the United States and
(vii) infant feeding business, the United States.

            "Heinz SEC Documents" shall have the meaning specified in Section
3.5.

            "Heinz Stock Plans" shall have the meaning specified in Section 2.9(b).

            "Heinz Subsidiaries" shall mean all direct and indirect Subsidiaries of Heinz immediately after the Distribution Date.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Infringes" shall have the meaning specified in Section 4.14.

            "Intellectual Property" shall mean all intellectual property rights of any nature or forms of protection of a similar nature or having equivalent or similar effect to any of these, including all: (i) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patentable; (ii) patents, patent applications, divisionals, continuations, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, and the like, and any provisional applications, of any such patents or patent applications and any foreign or international equivalent of any of the foregoing; (iii) copyright registrations and applications therefor; (iv) registered, unregistered or pending trademarks, service marks, trade names, service names, brand names, corporate names, domain names, logos or business symbols, trade dress, or other source indicators and all goodwill associated therewith; (v) technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, recipes, techniques, procedures, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, production data, publications and databases in written, electronic, or any other form now known or hereafter developed; and (vi) moral rights, rights of publicity and privacy, "name and likeness" rights and other similar rights.

            "IRS" shall mean the U.S. Internal Revenue Service.

            "Joint Procurement Agreement" shall mean the Joint Procurement Memorandum of Understanding to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

            "Knowledge" shall mean (i) when used with respect to Heinz, the actual knowledge of Messrs. William R. Johnson, Arthur Winkleblack, Michael J. Bertasso, William Goode, Michael Milone, Mitchell A. Ring, Joe Jimenez, George
A. Jurkovich, Steve Morelli, Steve Reyburn, Todd Lachman, Don Binotto, Joe Roxstrom and Gene Keiden and (ii) when used with respect to Del Monte, the actual knowledge of Messrs. Richard G. Wolford, Wesley J. Smith, David L. Meyers, Marc D. Haberman, Mark J. Buxton, Rich French, Tom Gibbons, Richard Muto and Bob Magrann.

            "Letter Agreement" shall have the meaning specified in Section
6.4(a).

            "Licenses" shall mean any license, ordinance, authorization, permit, certificate, easement, variance, exemption, consent, order, franchise or approval from any Governmental Authority, domestic or foreign.

            "Lien" shall mean, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), charge, option, right of first or last refusal or offer, security interest or encumbrance of any kind in respect of such property or asset.

             "Material Adverse Effect," with respect to any Person, shall mean any change, effect or circumstance that is materially adverse to the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations hereunder or under the other Transaction Agreements, excluding any such effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which such Person operates or (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, such Person; provided, that any reduction in the market price or trading volume of such Person's publicly traded common stock shall not be deemed to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent a Party from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect). When used with respect to Spinco, such term, unless otherwise provided herein, shall refer to Spinco after giving effect to the Contribution and the Distribution.

            "Merger" shall have the meaning specified in the Recitals hereto.

            "Merger Sub" shall have the meaning specified in the Preamble hereto.

             "New York Certificate of Merger" shall have the meaning specified in Section 2.5.

            "New York Department of State" shall have the meaning specified in
Section 2.5.

            "NYBCL" shall mean the New York Business Corporation Law.

            "NYSE" shall mean the New York Stock Exchange, Inc.

            "One-Year Period" shall have the meaning specified in Section
7.6(a).

            "Order" shall have the meaning specified in Section 3.3.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "Parties" shall have the meaning specified in the Preamble hereto.

            "Party" shall have the meaning specified in the Preamble hereto.

            "past practice" when used with respect to Heinz and Spinco shall mean, unless otherwise specified, the past practice of the Spinco Business.

            "PE" shall mean the Pacific Exchange, Inc.

            "Person" shall mean a natural person, corporation, limited liability company, partnership, limited partnership or other entity, including a Governmental Authority.

            "Professional Fees" shall have the meaning specified in Section 9.3(d).

             "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be distributed to the Del Monte Stockholders and the Heinz shareholders in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/prospectus or definitive proxy statement/prospectus filed with the SEC in accordance with the terms and provisions hereof. The Proxy
Statement/Prospectus shall constitute a part of the Registration Statement.

            "Record Date" shall have the meaning specified in Section 6.3(b).

            "Registration Statement" shall mean the Registration Statement on Form S-4 to be filed by Del Monte with the SEC to effect the registration under the Securities Act of the shares of Del Monte Common Stock to be issued to holders of shares of Spinco Common Stock pursuant to the Merger.

            "Required Resignations" shall have the meaning specified in Section 7.22.

            "Requisite Approval" shall have the meaning specified in Section 5.18(a).

            "Residual Spinco Business" shall have the meaning specified in
Section 7.23(b).

            "Restricted Business" shall mean the (i) dry and canned pet food and pet snacks business, (ii) specialty pet food business, (iii) ambient tuna business, (iv) other ambient seafood businesses, but limited to products currently marketed or marketed at the Effective Time by the StarKist Seafood business unit, (v) retail private label soup and retail private label gravy businesses, (vi) broth business and (vii) infant feeding business.

            "Restricted Stock" shall have the meaning specified in Section
2.9(d).

            "Retained Businesses" shall have the meaning assigned to such term in the Separation Agreement.

            "Retiree Medical Plans" shall have the meaning specified in Section 7.6(b).

            "Return" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Rule 145 Affiliate" shall have the meaning specified in Section
7.10.

            "Rule 145 Affiliate Agreement" shall have the meaning specified in
Section 7.10.

            "Ruling" means any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or arbitrator.

            "SEC" shall mean the U.S. Securities and Exchange Commission.

            "Second Commitment Letter" shall have the meaning set forth in the Recitals hereto.

            "Section 355 Ruling" shall have the meaning set forth in Section 7.8(b).

            "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

            "Separation Agreement" shall mean the Separation Agreement between Heinz and Spinco, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

            "Separation Date" shall have the meaning specified in Section
7.19(a).

            "SERP" shall have the meaning specified in Section 7.6(b).

            "Severance Plans" shall have the meaning specified in Section
7.6(b).

            "Share Issuance" shall have the meaning specified in Section 5.17.

            "Share Issuance Approval" shall have the meaning specified in
Section 5.18(a).

             "Spinco" shall have the meaning specified in the Preamble hereof.

            "Spinco Accounts" shall have the meaning specified in Section
7.19(a).

            "Spinco Acquisition Proposal" shall mean, other than in connection with the Merger or as otherwise specifically contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving principally the Spinco Assets other than the Merger; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the Spinco Assets constituting 10% or more of the Spinco Assets or accounting for 10% or more of the consolidated revenues of the Spinco Business; or (iii) any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in Spinco or substantially all of the Spinco Assets or that would be inconsistent in any material respect with, or hinder or delay in any material respect the Distribution or the consummation of, the Transactions contemplated by, or otherwise defeat in any material respect the purpose of, this Agreement or the other Transaction Agreements; provided, however, that any of the foregoing relating to Heinz substantially as a whole shall not constitute a Spinco Acquisition Proposal so long as any such transaction does not interfere in any material respect with, or hinder or delay in any material respect the consummation of, the Transactions contemplated by this Agreement or the other Transaction Agreements.

            "Spinco Assets" shall have the meaning ascribed to such term in the Separation Agreement.

            "Spinco Benefit Plans" shall have the meaning specified in Section 4.12(a).

            "Spinco Business" shall mean Heinz's (i) dry and canned pet food and pet snacks businesses in the U.S. and Canada, (ii) specialty pet food businesses conducted under the "Nature's Recipe," "IVD", "TechniCal" and "MediCal" trademarks worldwide, (iii) ambient tuna business in the U.S., (iv) other ambient seafood products currently marketed by the StarKist Seafood business unit in the U.S., (v) retail private label soup and retail private label gravy businesses in the U.S., (vi) broth business conducted in the U.S. under the trademark "College Inn" and (vii) infant feeding business in the U.S., including pureed foods currently produced in the Pittsburgh plant. For the purpose of this definition, (A) "in the U.S." or "in Canada" shall mean all channels of distribution, except in the case of clause (v), where it shall include only retail sales, in such country and its territories and (B) "retail" shall refer to products sold as packaged goods for consumption in the home, as opposed to prepared foods sold for away-from-home consumption or consumption without further preparation beyond reheating.

            "Spinco Business IP" shall have the meaning specified in Section
4.14.

            "Spinco Common Stock" shall have the meaning set forth in the Recitals hereto.

            "Spinco Disclosure Letter" shall mean the Disclosure Letter prepared and delivered by Heinz and Spinco to Del Monte prior to the execution of this Agreement.

            "Spinco Employee" shall have the meaning specified in Section
4.12(a).

            "Spinco Liabilities" shall have the meaning ascribed to such term in the Separation Agreement.

            "Spinco Option" shall have the meaning specified in Section 2.9(b).

            "Spinco Pension Plans" shall have the meaning specified in Section 7.6(f).

            "Spinco Post-Distribution Stock Price" shall have the meaning assigned to such term in the Employee Benefits Agreement.

            "Spinco Savings Plans" shall have the meaning specified in Section 7.6(g).

            "Spinco Subsidiaries" shall mean all direct and indirect Subsidiaries of Spinco immediately after the Distribution.

            "Spinco Voting Debt" shall have the meaning specified in Section 4.2(a).

            "Stockholder" shall mean, collectively, TPG Partners, L.P. and TPG Parallel I, L.P.

            "Stockholder Rights Agreement" shall mean the Stockholder Rights Agreement between Del Monte and Stockholder.

            "Subsidiaries" shall mean, with respect to any Person, another Person (i) of which 50% or more of the capital stock, voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

            "Superior Proposal" shall mean a written Del Monte Acquisition Proposal from a third-party that is for more than 50% of the voting power of Del Monte or a majority of the assets of Del Monte and its Subsidiaries, taken as a whole, and which the Board of Directors of Del Monte determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its legal advisors), taking into account all financial, legal, regulatory and other aspects of the proposal and the Person making the proposal, is reasonably capable of being completed and would result in a transaction that is more favorable from a financial point of view to the Del Monte Stockholders than the Merger and the transactions contemplated by this Agreement, including any proposed alterations of the terms of the Merger submitted by Heinz and Spinco in response to such Superior Proposal.

            "Surviving Corporation" shall have the meaning specified in Section 2.1(c).

            "Tax" or "Taxes" shall mean (A) any foreign or U.S. federal, state, local or municipal taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any taxing authority including any interest, additions to tax, or penalties applicable thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and (C) any liability for the payment of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

            "Tax Separation Agreement" shall mean the Tax Separation Agreement to be entered into among Heinz, Spinco and Del Monte in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

            "Termination Date" shall have the meaning specified in Section 9.1(b)(i).

            "Termination Fee" shall have the meaning specified in Section 9.3(a)(i).

            "Third Cumulative Preferred Stock" shall have the meaning specified in Section 3.2.

             "Trade Accounts Payable" shall mean accounts payable and accrued expenses to the extent owed to suppliers and other business partners of the Spinco Business.

            "Trade Accounts Receivable" shall mean accounts receivable to the extent originating from customers and other business partners of the Spinco Business.

            "Trademark and Cooperation Agreement" shall mean the Trademark and Cooperation Agreement to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

            "Trademark License Agreement" shall mean the Trademark License Agreement to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

            "Trademarks" shall have the meaning assigned to such term in the Separation Agreement.

             "Transaction Agreements" shall have the meaning assigned to such term in the Separation Agreement.

            "Transferred Accounts" shall have the meaning specified in Section 7.19(a).

             "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into between Heinz and Spinco in the form attached to the Separation Agreement, with such additions, deletions and other modifications thereto that are (a) mutually agreed upon in writing by Heinz and Spinco, with a Del Monte Consent or (b) requested by Del Monte and agreed to by Heinz in accordance with Section 7.26.

            "Voting Agreement" shall mean the Voting Agreement, dated as of the date hereof, between Heinz and Stockholder.

            "WARN" shall have the meaning specified in Section 4.13(a).



                                    ARTICLE 2
                                   THE MERGER

            2.1 Distribution and Merger. (a) Prior to the Effective Time, on the Closing Date, Heinz shall, subject to the terms and conditions of the Separation Agreement, effect the Contribution and the Distribution and deliver or cause to be delivered, to such bank or trust company as shall be selected by Del Monte and be reasonably acceptable to Heinz (the "Exchange Agent"), a certificate (the "Distribution Stock Certificate") representing that number of shares of Spinco Common Stock that is equal to the number of shares of Heinz Common Stock that are outstanding as of the Heinz Record Date (other than treasury shares). Until the Effective Time, the Exchange Agent shall hold the shares of Spinco Common Stock represented by the Distribution Stock Certificate on behalf of the Heinz shareholders as of the Heinz Record Date. Until the Effective Time, the shares of Spinco Common Stock represented by the Distribution Stock Certificate shall not be transferred and the Exchange Agent shall not deliver any shares of Spinco Common Stock represented by the Distribution Stock Certificate to any shareholder of Heinz.

            (b) Immediately prior to the Effective Time, the issued and outstanding capital stock of Merger Sub shall consist of only shares of common stock, all of which shall be owned directly by Del Monte.

            (c) Upon the terms and subject to the conditions of this Agreement, and in accordance with the NYBCL and the DGCL, at the Effective Time: (i) Merger Sub shall be merged with and into Spinco, the separate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the NYBCL and the DGCL and (ii) the certificate of incorporation of Spinco as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit A, and, as so amended, shall thereafter be the certificate of incorporation of the Surviving Corporation. The bylaws of Spinco as in effect at the Effective Time shall be in the form attached hereto as Exhibit D, which shall be the bylaws of the Surviving Corporation. At or prior to the Effective Time, Del Monte shall file with the Secretary of State of the State of Delaware an amendment and restatement to its certificate of incorporation in the form attached hereto as Exhibit B (the "Amended and Restated Certificate of Incorporation"). At or prior to the Effective Time, the Board of Directors of Del Monte shall approve an amendment to Del Monte's bylaws in the form attached hereto as Exhibit C.

            (d) Section 2.1(d) of the Spinco Disclosure Letter lists the names of the directors of Spinco. The directors of Spinco at the Effective Time shall, from and after the Effective Time, be the same individuals serving on the board of directors of Del Monte at and after the Effective Time and the officers of Spinco at the Effective Time, who shall be designated by Heinz after consultation with Del Monte, shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

            (e) From and after the Effective Time, (i) Del Monte's executive headquarters will be located in San Francisco, California; (ii) the headquarters for the Spinco Business will be located in Pittsburgh, Pennsylvania; and (iii) the headquarters for the business conducted by Del Monte prior to the Effective Time will be located in San Francisco, California.

            (f) Immediately following the Effective Time, Del Monte's name shall continue to be Del Monte Foods Company.

            (g) The Merger shall have the effects set forth in this Article 2 and the applicable provisions of the DGCL and the NYBCL.

            2.2 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Del Monte or Spinco:

            (a) Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(b)) shall be automatically converted into the right to receive a number of fully paid and nonassessable shares of Del Monte Common Stock equal to the Exchange Ratio. The "Exchange Ratio" shall equal 745/255 times the number of fully diluted shares of Del Monte Common Stock (calculated according to the treasury method using the Del Monte Average) immediately prior to the Effective Time divided by the number of fully diluted shares of Spinco Common Stock (calculated according to the treasury method using an implied price for Spinco Common Stock equal to the product of (i) the Del Monte Average and
(ii) the Exchange Ratio) immediately prior to the Effective Time. The Exchange Ratio shall be rounded to the nearest ten-thousandth of a share of Del Monte Common Stock.

            The "Del Monte Average" shall mean the quotient obtained by dividing
(i) the sum of (A) the closing price of Del Monte Common Stock on the NYSE on the date of this

Agreement and (B) the average of the closing prices of Del Monte Common Stock on the NYSE for the 30 trading days ending on the trading day immediately preceding the Closing Date by (ii) two.

            (b) Each share of Spinco Common Stock held by Spinco as treasury stock and each share of Spinco Common Stock owned by Del Monte, if any, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

            (c) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of Surviving Corporation stock.

            2.3 Cancellation of Stock. Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with Section 2.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each holder of shares of Heinz Common Stock as of the Heinz Record Date shall cease to have any rights with respect to such shares of Spinco Common Stock, except the right to receive a certificate representing the shares of Del Monte Common Stock to which such holder is entitled pursuant to Section 2.2, the amount of dividends or other distributions thereon with a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent and any cash in lieu of fractional shares of Del Monte Common Stock payable in accordance with
Section 2.8(d), without interest.

            2.4 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, as promptly as practicable after the last of the conditions set forth in Article 8 is satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (the "Closing Date"), or at such other time and place as Heinz and Del Monte shall agree in writing; provided, however, that the Parties shall consult as to whether it would be advisable to defer the Closing until the last day of the accounting month of either Heinz or Del Monte next following the date on which such conditions are satisfied.

            2.5 Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, (i) a certificate of merger or other appropriate documents (in any such case, the "Delaware Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") with respect to the Merger, in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL, (ii) a certificate of merger or other appropriate documents (in any such case, the "New York Certificate of Merger") shall be filed with the Department of State for the State of New York (the "New York Department of State") with respect to the Merger, in such form as is required by, and executed in accordance with, the applicable provisions of the NYBCL and (iii) all other filings or recordings required under the NYBCL and the DGCL, in each case necessary to effect the Merger, shall be made. The Merger shall become effective at the time of filing of the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL and the New York Certificate of Merger with the New York Department of State in accordance with the NYBCL, or at such later time as the parties hereto may agree and as is provided in the Delaware Certificate of Merger and the New York Certificate of Merger. The date and time at which the Merger shall so become effective is herein referred to as the "Effective Time."

            2.6 Effects of the Merger. The Merger shall have the effects set forth in Section 906 of the NYBCL and Section 259 of the DGCL.

            2.7 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of capital stock of Spinco that were outstanding immediately prior to the Effective Time.

            2.8 Exchange of Certificates. (a) Exchange Agent. As soon as practicable after the Effective Time (but no later than five (5) business days after the Closing Date), Del Monte shall deposit with the Exchange Agent, for the benefit of the Heinz shareholders as of the Heinz Record Date and for the purpose of exchanging the Distribution Stock Certificate for certificates representing that number of shares of Del Monte Common Stock that are to be issued in the Merger in accordance with this Article 2, certificates representing the shares of Del Monte Common Stock (such shares of Del Monte Common Stock, together with any dividends or distributions thereon having a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent and any cash in lieu of fractional shares of Del Monte Common Stock payable in accordance with Section 2.8(d), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.2 in exchange for outstanding shares of Spinco Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver to the Heinz shareholders as of the Heinz Record Date the Del Monte Common Stock contemplated to be issued pursuant to Section 2.2 from the shares of stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Del Monte shall deliver all such dividends referred to above to the Exchange Agent. Heinz shareholders shall not be entitled to receive interest on any funds in the Exchange Fund.

            (b) Exchange Procedures. As promptly as practicable after the Effective Time, Del Monte shall cause the Exchange Agent to mail or deliver to the Heinz shareholders as of the Heinz Record Date (i) certificates representing the number of whole shares of Del Monte Common Stock that such holder has the right to receive pursuant to this Article 2 (and cash in lieu of any fractional shares of Del Monte Common Stock, as contemplated by Section 2.8(d)) and (ii) the amount of dividends and other distributions, if any, with a record date after the Effective Time which theretofore became payable with respect to such shares of Del Monte Common Stock, and the Distribution Stock Certificate shall forthwith be cancelled. Del Monte shall be entitled, and may instruct the Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of U.S., state or local or foreign tax law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Heinz shareholder.

            (c) No Further Ownership Rights in Spinco Common Stock. All shares of Del Monte Common Stock issued pursuant to Sections 2.8(a) and (b) and any cash paid pursuant to Section 2.8(d) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Spinco Common Stock converted in the Merger in accordance with Section 2.2.

            (d) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Del Monte Common Stock shall be issued in the Merger, and, to the extent the Exchange Ratio would result in any Heinz shareholder as of the Heinz Record Date being entitled to receive a fractional share of Del Monte Common Stock, such fractional share interests will not entitle any such shareholder to vote or to any rights as a stockholder of Del Monte. All fractional interests in Del Monte Common Stock that would otherwise be issuable as a result of the Merger shall be aggregated and if a fractional interest results from such aggregation, the holder otherwise entitled thereto shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the closing sale price per share of Del Monte Common Stock on the NYSE on the business day preceding the Effective Time, if the stock is being traded on such date, or if the stock is not being traded on such date, the closing sale price per share of Del Monte Common Stock on the NYSE on the first business day that such stock is traded, by
(ii) the fraction of a share of Del Monte Common Stock to which such holder would otherwise have been entitled. Del Monte shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, Del Monte shall have the option of instructing the Exchange Agent to aggregate all fractional interests in Del Monte Common Stock resulting from the Merger, sell shares representing such aggregate interests in the public market and distribute to the Heinz shareholders as of the Heinz Record Date who otherwise would have been entitled to fractional shares a pro rata portion of the proceeds of such sale.

            (e) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Del Monte Common Stock made available to the Exchange Agent that remains undistributed on the one-year anniversary of the Effective Time shall be delivered to Del Monte, upon demand, and any Heinz shareholder as of the Heinz Record Date shall thereafter look only to Del Monte for payment of their claim for Del Monte Common Stock and any cash in lieu of fractional shares of Del Monte Common Stock and any dividends or distributions with respect to Del Monte Common Stock.

            (f) No Liability. Neither Del Monte nor the Surviving Corporation shall be liable to any Heinz shareholder as of the Heinz Record Date or any holder of shares of Del Monte Common Stock for shares of Del Monte Common Stock (or dividends or distributions with respect thereto or with respect to Spinco Common Stock) or cash in lieu of fractional shares of Del Monte Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            2.9 Employee Stock Options and Other Equity Awards. (a) In accordance with the terms of the Del Monte 1997 Stock Incentive Plan, the Del Monte 1998 Stock Incentive Plan and the Non-Employee Directors and Independent Contractors 1997 Stock Incentive Plan (collectively, the "Del Monte Stock Plans"), the Board of Directors (or any committee) of Del Monte shall take any action necessary to ensure that each option to acquire shares of Del Monte Common Stock and each other incentive award granted to an employee, officer or director of Del

Monte under the Del Monte Stock Plans and outstanding immediately prior to the Effective Time shall not, as a result of the transactions contemplated by this Agreement, become vested or exercisable.

            (b) (i) In accordance with the terms of the Heinz 1994 Stock Option Plan, the Heinz 1996 Stock Option Plan and the Heinz 2000 Stock Option Plan and any other stock option or stock incentive compensation plan for employees, officers, or directors of Heinz, as amended (collectively, the "Heinz Stock Plans"), each option to acquire shares of Heinz Common Stock (each, a "Heinz Option") granted to a Spinco Employee under the Heinz Stock Plans and outstanding immediately prior to the Effective Time, shall, immediately prior to the Effective Time, be adjusted, pursuant to the Heinz Stock Plans, into a Heinz Option on Heinz Common Stock (as in existence after the spin-off of Spinco) and an option to purchase Spinco Common Stock (a "Spinco Option") in accordance with the Employee Benefits Agreement. In accordance with the terms of the Heinz Stock Plans, the Board of Directors (or any committee) of Heinz shall take any action necessary to ensure that each Heinz Option that is to be adjusted into a Spinco Option as set forth in the immediately preceding sentence (and converted into a Del Monte Option as set forth below) and that is outstanding immediately prior to the Effective Time shall not, as a result of the transactions contemplated by this Agreement, become vested or exercisable.

                  (ii) At or prior to the Effective Time, Heinz shall, or Heinz shall cause Spinco to, take all action necessary such that each Spinco Option which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Spinco Common Stock, and at the Effective Time each such Spinco Option shall be converted into a right to acquire, on the same terms and conditions as were applicable under the Spinco Option prior to the Effective Time, that number of shares of Del Monte Common Stock determined by multiplying the number of shares of Spinco Common Stock subject to such Spinco Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Del Monte Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Spinco Option divided by the Exchange Ratio. All Spinco Options, once converted into options on Del Monte Common Stock, shall hereinafter be referred to as "Del Monte Options."

            (c) As soon as practicable after the Effective Time, (i) Del Monte shall deliver to the holders of Del Monte Options appropriate notices setting forth such holders' rights thereunder (which, for the avoidance of doubt, shall include the rights such holders had pursuant to the applicable Heinz Stock Plans under which the Heinz Options (adjusted into Del Monte Options) were originally granted), and the agreements evidencing the grants of such Del Monte Options shall contain the same terms and conditions as in effect prior to the Effective Time (subject to the adjustments required by this Section 2.9 after giving effect to the Merger, the Employee Benefits Agreement and the terms of the Heinz Stock Plans) and (ii) Heinz shall deliver to the holders of Heinz Options (as adjusted) appropriate notices setting forth such holders' rights thereunder (which, for the avoidance of doubt, shall include the rights such holders had pursuant to the applicable Heinz Plans under which the Heinz Options were originally granted), and the agreements evidencing the grants of such Heinz Options shall continue in effect on the same terms and conditions as in effect prior to the Effective Time

(subject to the adjustments required by this Section 2.9 after giving effect to the Merger, the Employee Benefits Agreement, and the terms of the Heinz Stock Plans).

            (d) Heinz Restricted Stock Bonus Plan. As of the Effective Time, all shares of Spinco Common Stock held by Spinco Employees pursuant to the Heinz Restricted Stock Bonus Plan shall be treated in accordance with the terms of
Section 2.2 of this Agreement ("Restricted Stock") and, thereafter, shall be treated in accordance with the terms of the other Transaction Agreements.

            (e) On or prior to the Effective Time, Del Monte shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Del Monte Common Stock for delivery upon exercise of the Del Monte Options in accordance with this Section 2.9. Prior to the Effective Time, Del Monte shall take all corporate action necessary such that, at the Effective Time, Del Monte shall file a registration statement on Form S-8 with respect to the Del Monte Options (or any successor or other appropriate forms), with respect to the shares of Del Monte Common Stock subject to such Del Monte Options and, after the Effective Time, Del Monte shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain current the status of the prospectus contained therein) for so long as such Del Monte Options remain outstanding.



                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF HEINZ

            Except as set forth in the Heinz Disclosure Letter, Heinz represents and warrants to Del Monte as follows:

            3.1 Organization, Qualification, Etc. Heinz is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Heinz and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Spinco pursuant to the Separation Agreement and to carry on the Spinco Business as now being conducted. Each of Heinz and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Spinco Business that will be contributed to Spinco pursuant to the Separation Agreement or the nature of the Spinco Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            3.2 Capital Stock and Other Matters. As of the date of this Agreement, the authorized capital stock of Heinz consists of 600,000,000 shares of Heinz Common Stock and 2,210,931 shares of Third Cumulative Preferred Stock, par value $10 per share ("Third Cumulative Preferred Stock"). At the close of business on June 10, 2002, (i) (A) 350,915,017 shares of Heinz Common Stock (excluding shares held by Heinz as treasury shares) were issued and outstanding, 8,032,878 shares of Heinz Common Stock were reserved for issuance pursuant to the Heinz Stock Plans and options to purchase 31,102,865 shares of Heinz Common Stock pursuant to the Heinz Stock Plans were outstanding and (B) 10,931 shares of Third Cumulative Preferred Stock of Heinz were issued and outstanding and (ii) 80,181,468 shares of Heinz Common Stock were held by Heinz in its treasury. All outstanding shares of Heinz Common Stock are, and all shares thereof which may be issued after the date of this Agreement and prior to the Effective Time will be, when issued, duly authorized validly issued, fully paid and not subject to preemptive rights. Except as set forth in this Section 3.2, as of the date of this Agreement, there are not outstanding (i) any shares of capital stock of Heinz or Heinz Common Stock, (ii) any securities of Heinz or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Heinz or Heinz Common Stock or (iii) any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and certain other Transaction Agreements) to which Heinz or any of its Subsidiaries is a party or by which Heinz or any of its Subsidiaries will be bound obligating Heinz or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Heinz or Heinz Common Stock or obligating Heinz or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract, other than shares issued since June 10, 2002 (A) upon the exercise of outstanding options or the conversion of shares of Third Cumulative Preferred Stock or (B) in accordance with Heinz's Direct Purchase Plan (and dividend reinvestment option therein).

            3.3 Corporate Authority; No Violation, Etc. Heinz has the requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which Heinz is to be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Heinz of this Agreement and each such other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Heinz. This Agreement has been duly executed and delivered by Heinz and constitutes a legal, valid and binding agreement of Heinz, enforceable against Heinz in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. As of the Distribution Date, each other Transaction Agreement to which Heinz is to be a party will have been duly executed and delivered by Heinz and will constitute a legal, valid and binding agreement of Heinz, enforceable against Heinz in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. None of the execution and delivery by Heinz of this Agreement or any other Transaction Agreement, the consummation by Heinz of the transactions contemplated hereby or thereby or compliance by Heinz with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Heinz's articles of incorporation or bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which Heinz or any of its Subsidiaries or Spinco or any of its Subsidiaries is a party or by which Heinz or any of its Subsidiaries or Spinco or any of its Subsidiaries or any of the Spinco Assets is or will be bound or affected, (iv) results in the creation of a Lien on any of the issued and outstanding shares of

Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets or (v) violates or conflicts with any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order"), law, ordinance, rule or regulation applicable to Heinz or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

            3.4 Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Heinz or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Heinz, Spinco or any of their respective Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Agreements.

            3.5 Heinz Reports and Financial Statements. As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Heinz under the Securities Act or under the Securities Exchange Act (the "Heinz SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Heinz SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since May 3, 2000, Heinz has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. The books and records of Heinz and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. Each of the foregoing representations in this Section 3.5 is made only with respect to information relating to the Spinco Business and with "materiality" being defined by reference to Heinz as a whole and not by reference to Spinco or the Spinco Business.

            3.6 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 and in Article 4 and except for any representations and warranties specifically set forth in the other Transaction Agreements, Del Monte acknowledges that neither Heinz nor any other Person makes any express or implied representation or warranty with respect to Heinz and its Subsidiaries or otherwise or with respect to any other information provided to Del Monte, whether on behalf of Heinz or such other Persons. Neither Heinz nor any other Person will have or be subject to any liability or indemnification obligation to Del Monte or any other Person to the extent resulting from the distribution to Del Monte or Del Monte's use of, any information related to Heinz and any other information, document, financial information or projections or material made available to Del Monte in certain "data rooms," management presentations or any other form in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 4

        REPRESENTATIONS AND WARRANTIES OF HEINZ AND SPINCO

            Except as set forth in the Spinco Disclosure Letter, Heinz and Spinco, jointly and severally, represent and warrant to Del Monte as follows and in each case after giving effect to the Contribution and the Distribution (unless otherwise explicitly stated):

            4.1 Organization, Qualification, Etc. Spinco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Spinco has or will have at the Effective Time all requisite power and authority to own or lease and operate and use its properties and assets and carry on its business as presently conducted and is or will be at the Effective Time duly qualified and licensed to do business and is or will be at the Effective Time in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco. Copies of the Spinco certificate of incorporation and bylaws in existence on the date hereof are included as part of Section 4.1 of the Spinco Disclosure Letter and are complete and correct and in full force and effect on the date hereof. Each of the Spinco Subsidiaries is or will be at the Effective Time a corporation or (as indicated in Section 4.1 of the Spinco Disclosure Letter) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has or will have at the Effective Time all requisite power and authority to own or lease and operate and use its properties and assets and to carry on its business as presently conducted and is or will be duly qualified and licensed to do business and is or will be at the Effective Time in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            4.2 Capital Stock and Other Matters. (a) The authorized capital stock of Spinco consists of 1,000 shares of Spinco Common Stock, all of which are held by Heinz prior to the Distribution. Immediately following the Distribution, (i) there will be outstanding a number of shares of Spinco Common Stock equal to the number of shares of Heinz Common Stock outstanding as of the Heinz Record Date, (ii) no shares of Spinco Common Stock will be held by Spinco in its treasury and (iii) no bonds, debentures, notes or other indebtedness of Spinco or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote ("Spinco Voting Debt") will be issued or outstanding. All outstanding shares of Spinco Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights. Except as set forth in this Section 4.2, as of the date of this Agreement there are not outstanding (i) any shares of capital stock of Spinco, Spinco Voting Debt, Spinco Common Stock or other voting securities of Spinco, (ii) any securities of Spinco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Spinco, Spinco Voting Debt, Spinco Common Stock or other voting securities of Spinco or (iii) except as specified in Section 2.9 and Section 7.6, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than certain Transaction Agreements) to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries will be bound obligating Spinco or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Spinco, Spinco Voting Debt, Spinco Common Stock or other voting securities of Spinco or any of its Subsidiaries or obligating Spinco or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. Section 4.2 of the Spinco Disclosure Letter contains a true and complete list of each entity that will be a material Subsidiary of Spinco at the Effective Time, including its jurisdiction of organization, Spinco's interest therein and a brief description of the principal line or lines of business conducted by each such material Subsidiary. All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Spinco are owned by Spinco, by another wholly-owned Subsidiary of Spinco or by Spinco and another wholly-owned Subsidiary of Spinco, free and clear of all Liens and are duly authorized, validly issued, fully paid and nonassessable.

            (b) There are no stockholder agreements, voting trusts or other Contracts to which Spinco is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Spinco. Except for the shares of capital stock of, or other equity interest in, its Subsidiaries, as of the date of this Agreement, Spinco does not own, directly or indirectly, any capital stock of, or other equity interest or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

            4.3 Corporate Authority; No Violation, Etc. Spinco has the requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which Spinco is to be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Spinco of this Agreement and each such other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Spinco, it being understood that Heinz is required to adopt this Agreement after the date of this Agreement as the sole stockholder of Spinco. This Agreement has been duly executed and delivered by Spinco and constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. As of the Distribution Date, each other Transaction Agreement to which Spinco is to be a party will have been duly executed and delivered by Spinco and will constitute a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. None of the execution and delivery by Spinco of this Agreement or any other Transaction Agreement, the consummation by Spinco of the transactions contemplated hereby or thereby or compliance by Spinco with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Spinco's certificate of incorporation or bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries or any of the Spinco Assets is bound or affected, (iv) results in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiaries or on any of the Spinco Assets or (v) violates or conflicts with any Order, law, ordinance, rule or regulation applicable to Spinco or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            4.4 Affiliate Transactions. Except for the other Transaction Agreements, there are no transactions, agreements, arrangements or understandings between (i) Spinco or any of its Subsidiaries, on the one hand, and (ii) Heinz or any of its Subsidiaries (other than Spinco and its Subsidiaries) or Affiliates, on the other hand, of the type that would be required to be disclosed if Spinco were a company subject to Item 404 of Regulation S-K under the Securities Act.

            4.5 Spinco Financial Statements. (a) Audited 2000 and 2001 Financial Statements. The financial statements delivered to Del Monte as Section 4.5(a) of the Spinco Disclosure Letter, which consist of the audited combined statements of assets and liabilities of the Spinco Business as of May 2, 2001 and May 3, 2000, and the audited combined statements of operations and cash flows for the years ended May 2, 2001 and May 3, 2000, and the notes thereto, audited by PriceWaterhouseCoopers L.L.P. (collectively, the "Audited Statements"), whose report thereon is included therewith, were prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of the Spinco Business and the results of its operations and changes in cash flows as of the dates thereof and for the periods covered thereby.

            (b) Estimated 2002 Financial Statements. The financial statements delivered to Del Monte as Section 4.5(b) of the Spinco Disclosure Letter, which consist of management's estimated statement of assets and liabilities of the Spinco Business (as it is to be constituted immediately following the Distribution), as of May 1, 2002 and management's estimated statement of operations of the Spinco Business (constituted as aforesaid) for the year ended May 1, 2002 (collectively, the "Estimated 2002 Financial Statements"), were prepared in accordance with GAAP, consistently applied, except (i) that such financial statements do not include all of the schedules and footnotes required by GAAP and (ii) for such other exceptions to GAAP as are described in Section 4.5(b) of the Spinco Disclosure Letter.

            (c) Undisclosed Liabilities. Except as set forth in the Audited Statements or the Estimated 2002 Financial Statements, Spinco and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since May 1, 2002, (ii) liabilities or obligations not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto, or (iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            4.6 Absence of Certain Changes or Events. (a) Except (i) as specifically contemplated or permitted by this Agreement or the other Transaction Agreements, (ii) as set forth in the Audited Statements or the Estimated 2002 Financial Statements and (iii) for changes resulting from the announcement of this Agreement or the transactions contemplated hereby, since May 1, 2002, the Spinco Business has been conducted in all material respects only in the ordinary course, and there has not been any event (including any damage, destruction or loss whether or not covered by insurance), that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            (b) Since May 1, 2002, there has not been (i) any declaration, setting aside or payment of or dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Spinco's or any of its Subsidiaries capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of Spinco to its stockholders, (ii) any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, Spinco or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests,
(iii) any split, combination or reclassification of any of Spinco's capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interest in, Spinco, (iv) other than as would be permitted by Section 6.1(j), any change by Heinz or its Subsidiaries (that would adversely affect the Spinco Business) or by Spinco or its Subsidiaries in its accounting principles, practices or methods or (v) any increase in the compensation payable by Heinz or its Subsidiaries (with respect to the Spinco Employees only) or Spinco or any of its Subsidiaries to officers or key employees or any material amendment of any of the Heinz Benefit Plans (to the extent any Spinco Employee would be affected) or the Spinco Benefit Plans except for increases or amendments (A) required by applicable law, (B) in the ordinary and usual course of business consistent with past practice, (C) in connection with the transactions contemplated under
Section 7.6 of this Agreement and the Employee Benefits Agreement or (D) permitted by Section 6.1(h).

            4.7 Actions; Litigation. (a) No Action against Heinz, any of Heinz's Subsidiaries, Spinco, any Spinco Subsidiary or the Spinco Business is pending or, to Heinz's Knowledge, threatened, except with respect to such Actions the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            (b) There is no Ruling against Heinz, any of Heinz's Subsidiaries, Spinco, any Spinco Subsidiary or the Spinco Business, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            4.8 Licenses; Compliance with Laws. (a) Spinco and its Subsidiaries hold all Licenses that are required for the conduct of the Spinco Business as currently conducted and are in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            (b) Except with respect to Environmental Laws, tax matters, employee benefits, and labor matters (which are addressed in Sections 4.10, 4.11, 4.12 and 4.13 respectively), Spinco and its Subsidiaries are in compliance with all laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            4.9 Proxy Statement/Prospectus; Registration Statement. None of the information regarding Heinz or its Subsidiaries or Spinco or its Subsidiaries or the Spinco Business provided by Heinz or Spinco for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statement or the Form 10 filed by Spinco, if any, will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Del Monte Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Del Monte Stockholders Meeting and at the Effective Time, or in the case of the Form 10, if any, at the time of filing with the SEC, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

            4.10 Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco:

            (i) Each of Spinco and its Subsidiaries has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein, and is in compliance with all applicable Environmental Laws;

            (ii) To Heinz's Knowledge, none of Spinco and its Subsidiaries is subject to any contractual environmental indemnification obligation regarding businesses currently owned or operated by Spinco or regarding properties currently owned or leased by Spinco;

            (iii) There are no Environmental Claims pending or, to Heinz's Knowledge, threatened against Spinco or any of its Subsidiaries or with respect to the Spinco Business;

            (iv) There is no condition on, at or under any property (including the air, soil and ground water) currently or, to Heinz's Knowledge, formerly owned, leased or used by Spinco or any of its Subsidiaries (including off-site waste disposal facilities) or created by Spinco's or any Spinco Subsidiary's operations that would create liability for Spinco under applicable Environmental Laws; and

            (v) There are no past or present actions, activities, circumstances, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) with respect to Spinco or any of its Subsidiaries that are reasonably expected to form the basis of a claim under Environmental Laws or create liability under applicable Environmental Laws.

            (b) Spinco has made available to Del Monte all material site assessments, compliance audits and environmental studies or reports in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Spinco, any of its Subsidiaries or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Spinco, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently owned or leased, or otherwise in connection with the use or operation of any of the properties owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of Spinco or any of its Subsidiaries, or their respective businesses and operations.

            (c) Notwithstanding any provision of this Agreement to the contrary, this Section 4.10 constitutes the sole and exclusive representations and warranties of Heinz and Spinco relating to Environmental Laws, Environmental Claims or Hazardous Materials.

            4.11 Tax Matters. (a) (i) All material Returns relating to Spinco, the Spinco Business and the Spinco Subsidiaries required to be filed on or prior to the Closing Date have been timely filed, (ii) all such Returns are true, correct and complete in all material respects, (iii) all material Taxes relating to Spinco, the Spinco Business or any Spinco Subsidiary required to be paid on or prior to the Closing Date have been timely paid, (iv) all material Taxes relating to Spinco, the Spinco Business and the Spinco Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Heinz SEC Documents, and (v) Heinz, Spinco, and the Spinco Subsidiaries have duly and timely withheld all material Taxes relating to the Spinco Business required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority except for failures with respect to matters covered under clauses (a)(i)-(iv) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            (b) (i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Return of Heinz, Spinco or any Spinco Subsidiary relating to the Spinco Business as to which any taxing authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on Spinco, and (ii) no Governmental Authority is now asserting in writing any deficiency or claim for material Taxes or any adjustment to material Taxes relating to the Spinco Business with respect to which Spinco or any Spinco Subsidiary may be liable with respect to income and other material Taxes which have not been fully paid or finally settled which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            (c) Neither Spinco nor any Spinco Subsidiary (i) is a party to or bound by or has any obligation under any written Tax allocation, sharing or similar agreement or arrangement other than with respect to the group for which Heinz is the common Parent, or (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Returns or paying Taxes (other than the group of which Heinz is the common Parent).

            (d) None of the assets of Heinz or any of its Subsidiaries (with respect to the Spinco Business only) or Spinco or any of its Subsidiaries are subject to any material Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved (other than reserves for deferred

Taxes reflecting differences between book and tax bases in assets and liabilities ) in the books and records of Heinz or Spinco).

            4.12 Benefit Plans. (a) Section 4.12(a) of the Spinco Disclosure Letter lists each material "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA, and whether written or oral (i) sponsored, maintained or contributed to or required to be contributed to by Heinz or any of its Subsidiaries or to which Heinz or any of its Subsidiaries is a party and (ii) in which any individual who is currently or, at or prior to the Effective Time, is expected to become an officer, director or employee of Spinco (including employees who are, at the Effective Time, not actively at work on such date by reason of illness, vacation, leave of absence or short-term disability) (a "Spinco Employee") is a participant (the "Spinco Benefit Plans"). Except as otherwise provided for in this Agreement and the other Transaction Agreements, neither Spinco, any of its Subsidiaries nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Spinco Benefit Plan that would affect any Spinco Employee except in the ordinary course of business. Spinco has heretofore delivered or made available to Del Monte true and complete copies of each Spinco Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent annual reports or summaries required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.

            (b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Spinco, (i) neither Spinco nor any of its ERISA Affiliates has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and (ii) no condition exists that would reasonably be expected to result in Spinco incurring any such liability.

            (c) (i) No Spinco Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, and (ii) none of Spinco or any ERISA Affiliate thereof has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which would reasonably be expected to have a Material Adverse Effect on Spinco.

            (d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Spinco, each Spinco Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA, the Code, and the laws of any applicable foreign jurisdiction. Except as would not result in a material liability to Spinco, all contributions required to be made with respect to any Spinco Benefit Plan have been timely made. There are no pending or, to Heinz's Knowledge, threatened claims by, on behalf of or against any of the Spinco Benefit Plans or any assets thereof, other than routine claims for benefits under such plans, that, if adversely determined would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Spinco and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Del Monte or will be promptly furnished to Del Monte when made) with respect to any of the Spinco Benefit Plans before the IRS, the United States Department of Labor or the PBGC, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            (e) Each Spinco Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS stating that they and the trusts maintained thereunder are exempt from taxation under Section 401(a) or Section 501(a) of the Code, respectively, and each trust maintained under any Spinco Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements, and in any such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Spinco Benefit Plan or any such trust.

            (f) Except as otherwise provided in or contemplated by this Agreement or any other Transaction Agreement, the consummation of the transactions contemplated by this Agreement or the Separation Agreement shall not result, by itself or with the passage of time, in the payment or acceleration of any amount, the accrual or acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any employee, officer or director under domestic or foreign law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Spinco.

            4.13 Labor Matters. (a) Except as would not, in the case of clauses
(i)(B), (ii), (iii), (iv) and (v), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco (i) neither Spinco nor any of its Subsidiaries is a party to, or bound by, any (A) collective bargaining agreement or (B) other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated; (ii) neither Spinco nor any of its Subsidiaries is the subject of any proceeding asserting that Spinco or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Heinz's Knowledge, is such proceeding threatened; (iii) there is no strike, work stoppage, lockout or other labor dispute involving Spinco or any of its Subsidiaries pending or, to Heinz's Knowledge, threatened; (iv) there have been no claims initiated by any labor organization to represent any employees of Spinco not currently represented by a labor organization within the past five years, nor, to Heinz's Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization; and (v) Spinco and its Subsidiaries are in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

            (b) Spinco is in compliance in all material respects with all applicable U.S. and non-U.S. laws relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of Spinco including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            4.14 Intellectual Property Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco, (i) Spinco or its Subsidiaries own all right, title, and interest in, or otherwise control or have the right to use all the Intellectual Property (which for purposes of this Section 4.14 shall be deemed not to include Data Communications Infrastructure) that is necessary to carry on the business of Spinco and its Subsidiaries substantially as currently conducted (including in connection with services provided by Spinco and its Subsidiaries to third parties), free of all Liens; (ii) no Action or Ruling is pending or, to Heinz's Knowledge, is threatened by any Person with respect to any Intellectual Property owned or used by Spinco or its Subsidiaries in connection with the Spinco Business ("Spinco Business IP") or that alleges that any Spinco Business IP infringes, impairs, dilutes or otherwise violates ("Infringes") the rights of others and Spinco is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party Intellectual Property; (iii) to Heinz's Knowledge, all of the material Spinco Business IP is valid and enforceable, does not Infringe the rights of others and is not being Infringed by others; and (iv) there are no unpaid maintenance or renewal fees currently overdue for any of the Spinco Business IP, nor have any material applications or registrations therefor lapsed or been abandoned, cancelled, or expired otherwise than in the ordinary course of business.

            4.15 Material Contracts. Neither Spinco nor any of its Subsidiaries is a party to or bound by (a) any "material contract" as defined in Item 601(b)(10) of Regulation S-K of the SEC (the term "material contract" to be applied as if Spinco were a separate company for the purpose of this Section 4.15) or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Spinco or any of its Subsidiaries from engaging in the Spinco Business. Each of the "material contracts" (as defined above) of Spinco and the Spinco Subsidiaries is valid and in full force and effect and neither Spinco nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without prejudice, lapse of time, or both, would constitute a default under the provisions of any such "material contract".

            4.16 Board Approval. The Boards of Directors of Heinz and Spinco, in each case, at a meeting duly called and held, have unanimously approved this Agreement and declared it advisable.

            4.17 Vote Required. The affirmative vote of Heinz, as the sole stockholder of Spinco, is the only vote of the shareholders of Heinz or the stockholders of Spinco necessary to adopt this Agreement. Upon such adoption, the approval of Spinco's stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement. The approval of Heinz's shareholders is not required to effect the transactions contemplated by the Separation Agreement, this Agreement or any other Transaction Document.

            4.18 Assets. (a) Except for (i) the Spinco Employees, with respect to which Heinz and Spinco make no representation and (ii) the Excluded Assets referred to in clauses (i) through (xii) of Section 2.01(b) of the Separation Agreement and after giving effect to the transactions described in or contemplated by the Separation Agreement and the services to be provided pursuant to the other Transaction Agreements, the Spinco Assets will, at the Effective Time, constitute those assets reasonably required to operate the Spinco Business in all material respects as it is currently conducted.

             (b) After the Contribution, Spinco or one of its Subsidiaries will have good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible Spinco Assets except where the failure to have such good, valid and marketable title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco, in each case subject to no Liens, except for (i) Liens reflected in the Audited Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Spinco Business, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic's, materialmen's and similar Liens arising in the ordinary course of business or by operation of law, (v) any conditions that are shown on the surveys previously delivered to Del Monte of such real property and
(vi) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

            (c) Section 4.18 of the Spinco Disclosure Letter lists all material services currently provided to Spinco or any Spinco Subsidiary by Heinz or any of its Affiliates.

            4.19 Certain Payments. Except as otherwise provided for in or contemplated by this Agreement or the other Transaction Agreements, no Heinz Benefit Plan or Spinco Benefit Plan and no other contractual arrangements between Heinz or Spinco and any third party exist that will, as a result of the transactions contemplated hereby and by the other Transaction Agreements, (a) result in the payment (or increase of any payment) by Heinz or Spinco or any of the Spinco Subsidiaries to any current, former or future director, officer, stockholder, employee or consultant of Spinco or any of its Subsidiaries of any money or other property or rights (other than amounts to be paid by Spinco or the Surviving Corporation pursuant to Section 9.3), or (b) accelerate or provide any other rights to benefits to any such individual, whether or not (i) such payment, increase, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (ii) the passage of time or some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

            4.20 No Other Representations and Warranties. (a) Except for the representations and warranties contained in Article 3 and in this Article 4 and except for any representations and warranties specifically set forth in the other Transaction Agreements, Del Monte acknowledges that neither Heinz nor Spinco nor any other Person makes any express or implied representation or warranty with respect to Spinco or its Subsidiaries, the Spinco Business or otherwise or with respect to any other information provided to Del Monte, whether on behalf of Heinz, Spinco or such other Persons, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the use of the Spinco Assets and the assets of the Spinco Business and the operation of the Spinco Business after the Closing in any manner or (iii) the success or profitability of the ownership, use or operation of the Spinco Business after the Closing. Neither Heinz, Spinco nor any other Person will have or be subject to any liability or indemnification obligation to Del Monte or any other Person to the extent resulting from the distribution to Del Monte, or Del Monte's use of, any information related to the Spinco Business and any other information, document or material made available to Del Monte in certain "data rooms," management presentations or any other form in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.

            (b) In connection with Del Monte's investigation of the Spinco Business, Del Monte may have received or may receive from or on behalf of Heinz, Spinco or any of their respective Subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. Del Monte acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Del Monte is familiar with such uncertainties, that Del Monte is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Del Monte, in the absence of fraud, shall have no claim against Heinz, Spinco or any of their respective Subsidiaries or any other Person acting on their behalf with respect thereto. Accordingly, neither Heinz, Spinco nor their respective Subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).



                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF DEL MONTE

            Except as set forth in the Del Monte Disclosure Letter, Del Monte represents and warrants to Heinz and Spinco as follows:

            5.1 Organization, Qualification, Etc. Del Monte is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Del Monte and Merger Sub has all requisite power and authority to own or lease and operate and use its properties and assets and carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte. Copies of each of Del Monte's and Merger Sub's certificate of incorporation and bylaws in existence on the date hereof are included as part of

Section 5.1 of the Del Monte Disclosure Letter and are complete and correct and in full force and effect on the date hereof. Each of the Del Monte Subsidiaries is a corporation or (as indicated in Section 5.1 of the Del Monte Disclosure Letter) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has all requisite power and authority to own or lease and operate and use its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

            5.2 Capital Stock and Other Matters. (a) The authorized capital stock of Del Monte consists of 500,000,000 shares of Del Monte Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share ("Del Monte Preferred Stock"). At the close of business on June 10, 2002, (i) (A) 52,299,442 shares of Del Monte Common Stock (excluding shares held by Del Monte as treasury shares) were issued and outstanding, 8,122,882 shares of Del Monte Common Stock were reserved for issuance pursuant to the Del Monte Stock Plans and options to purchase 5,473,139 shares of Del Monte Common Stock were outstanding and (B) no shares of Del Monte Preferred Stock were outstanding, (ii) no shares of Del Monte Common Stock were held by Del Monte in its treasury, and (iii) no bonds, debentures, notes or other indebtedness of Del Monte or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Del Monte (including Del Monte Common Stock) may vote ("Del Monte Voting Debt") were issued or outstanding. All outstanding shares of Del Monte Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights. Except as set forth in this Section 5.2, there are not outstanding (i) any shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte, (ii) any securities of Del Monte or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte or (iii) any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and certain other Transaction Agreements) to which Del Monte or any of its Subsidiaries is a party or by which Del Monte or any of its Subsidiaries will be bound obligating Del Monte or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte or any of its Subsidiaries or obligating Del Monte or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. During the period from June 10, 2002 to the date of this Agreement, there have been no issuances by Del Monte of any shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte, (ii) any securities of Del Monte or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte or (iii) any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and certain other Transaction Agreements) to which Del Monte or any of its Subsidiaries is a party or by which Del Monte or any of its Subsidiaries will be bound obligating Del Monte or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Del Monte, Del Monte Voting Debt, Del Monte Common Stock or other voting securities of Del Monte or any of its Subsidiaries or obligating Del Monte or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract, other than shares issued since June 10, 2002 upon the exercise of outstanding options. Section 5.2 of the Del Monte Disclosure Letter contains a true and complete list of each material Subsidiary of Del Monte at the Effective Time, including its jurisdiction of organization, Del Monte's interest therein and a brief description of the principal line or lines of business conducted by each such material Subsidiary. All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Del Monte are owned by Del Monte, by another wholly-owned Subsidiary of Del Monte or by Del Monte and another wholly-owned Subsidiary of Del Monte, free and clear of all Liens, and are duly authorized, validly issued, fully paid and non-assessable. The authorized capital stock of Merger Sub will consist of only shares of common stock all of which immediately prior to the Effective Time will be owned by Del Monte.

            (b) There are no stockholder agreements, voting trusts or other Contracts to which Del Monte is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Del Monte. Except for the shares of capital stock of, or other equity interest in, its Subsidiaries, as of the date of this Agreement, Del Monte does not own, directly or indirectly, any capital stock of, or other equity interest or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

            5.3 Corporate Authority; No Violation, Etc. (a) Del Monte has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Del Monte of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Del Monte, subject to obtaining the Requisite Approval. This Agreement has been duly executed and delivered by Del Monte and constitutes a legal, valid and binding agreement of Del Monte, enforceable against Del Monte in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. None of the execution and delivery by Del Monte of this Agreement, the consummation by Del Monte of the transactions contemplated hereby or compliance by Del Monte with any of the provisions hereof (i) violates or conflicts with any provisions of Del Monte's certificate of incorporation or bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Del Monte or any of its Subsidiaries is a party or by which Del Monte or any of its Subsidiaries or any of their respective assets or properties is bound or affected, (iv) results in the creation of a Lien on any of the issued and outstanding shares of Del Monte Common Stock or capital stock of any Subsidiaries or on any of the assets of Del Monte or its Subsidiaries or (v) violates or conflicts with any Order, law, ordinance, rule or regulation applicable to Del Monte or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii),
(iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

            (b) Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub, subject to the adoption of this Agreement by Del Monte as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. None of the execution and delivery by Merger Sub of this Agreement, the consummation by Merger Sub of the transactions contemplated hereby or compliance by Merger Sub with any of the provisions hereof does or will (i) violate or conflict with any provisions of Merger Sub's certificate of incorporation or bylaws, (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Merger Sub or any of its Subsidiaries is a party or by which Merger Sub or any of its Subsidiaries or any of their respective assets or properties is bound or affected, (iv) result in the creation of a Lien on any of the issued and outstanding shares of Merger Sub or capital stock of any Subsidiaries or on any of the assets of Merger Sub or its Subsidiaries or (v) violate or conflict with any Order, law, ordinance, rule or regulation applicable to Merger Sub or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

            5.4 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) Del Monte or its Subsidiaries, on the one hand, and (ii) Del Monte's Affiliates (other than wholly-owned Subsidiaries of Del Monte) and other Persons, on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

            5.5 Del Monte Reports and Financial Statements. As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Del Monte under the Securities Act or under the Exchange Act (the "Del Monte SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Del Monte SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Del Monte SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of Del Monte and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, subject, where appropriate, to normal year-end adjustments, in each case in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein). Since June 30, 2000, Del Monte has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Except as set forth in the unaudited financial statements as of and for the nine month period ended March 31, 2002 included in the Del Monte SEC Documents, Del Monte and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since March 31, 2002, (ii) liabilities or obligations not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto, or (iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte. The books and records of Del Monte and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

            5.6 Absence of Certain Changes or Events. (a) Except (i) as specifically contemplated or permitted by this Agreement, (ii) as set forth in the financial statements as of and for the year ended June 30, 2001 and as of and for the nine month period ended March 31, 2002, in each case, included in the Del Monte SEC Documents and (iii) for changes resulting from the announcement of this Agreement or the transactions contemplated hereby, since March 31, 2002, the business of Del Monte has been conducted in all material respects only in the ordinary course, and there has not been any event (including any damage, destruction or loss whether or not covered by insurance), that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

            (b) Since March 31, 2002, there has not been (i) any declaration, setting aside or payment of or dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Del Monte's or any of its Subsidiaries capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of Del Monte to its stockholders, (ii) any purchase, redemption or other acquisition by Del Monte or any of its Subsidiaries of any shares of capital stock of, or other equity or voting interests in, Del Monte or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests, (iii) any split, combination or reclassification of any of Del Monte's capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interest in, Del Monte, (iv) other than as would be permitted by Section 6.2(j), any change by Del Monte or its Subsidiaries in its accounting principles, practices or methods or (v) any increase in the compensation payable by Del Monte or any of its Subsidiaries to officers or key employees or any material amendment of any of the Del Monte Benefit Plans except for increases or amendments (A) required by applicable law,
(B) in the ordinary and usual course of business consistent with past practice or (C) permitted by Section 6.2(h).

           5.7 Actions; Litigation. (a) No Action against Del Monte or any of Del Monte's Subsidiaries, is pending or, to Del Monte's Knowledge, threatened, except with respect to such Actions the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           (b) There is no Ruling against Del Monte or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           5.8 Licenses; Compliance with Laws. (a) Del Monte and its Subsidiaries hold all Licenses that are required for the conduct of the businesses of Del Monte and its Subsidiaries as currently conducted and are in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           (b) Except with respect to Environmental Laws, tax matters, employee benefits and labor matters (which are addressed in Sections 5.10, 5.11, 5.12 and 5.13, respectively), Del Monte and its Subsidiaries are in compliance with all laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           5.9 Proxy Statement/Prospectus; Registration Statement. None of the information regarding Del Monte or its Subsidiaries provided by Del Monte for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statement or the Form 10 filed by Spinco, if any, will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Del Monte Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Del Monte Stockholders Meeting and at the Effective Time, or in the case of the Form 10, if any, at the time of filing with the SEC, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation or warranty is made by Del Monte with respect to any information provided by Heinz or Spinco which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement.

           5.10 Environmental Matters. (a)....Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte:

           (i) Each of Del Monte and its Subsidiaries has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein, and is in compliance with all applicable Environmental Laws;

           (ii) To Del Monte's Knowledge, none of Del Monte and its Subsidiaries is subject to any contractual environmental indemnification obligation regarding businesses currently owned or operated by Del Monte or regarding properties currently owned or leased by Del Monte;

           (iii) There are no Environmental Claims pending or, to Del Monte's Knowledge, threatened against Del Monte or any of its Subsidiaries;

           (iv) There is no condition on, at or under any property (including the air, soil and ground water) currently or, to Del Monte's Knowledge, formerly owned, leased or used by Del Monte or any of its Subsidiaries (including off-site waste disposal facilities) or created by Del Monte's or any Del Monte Subsidiary's operations that would create liability for Del Monte under applicable Environmental Laws; and

           (v) There are no past or present actions, activities, circumstances, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) with respect to Del Monte or any of its Subsidiaries that are reasonably expected to form the basis of a claim under Environmental Laws or create liability under applicable Environmental Laws.

           (b) Del Monte has made available to Spinco all material site assessments, compliance audits and environmental studies or reports in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Del Monte, any of its Subsidiaries or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Del Monte, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently owned or leased, or otherwise in connection with the use or operation of any of the properties owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of Del Monte or any of its Subsidiaries, or their respective businesses and operations.

           (c) Notwithstanding any provision of this Agreement to the contrary, this Section 5.10 constitutes the sole and exclusive representations and warranties of Del Monte relating to Environmental Laws, Environmental Claims or Hazardous Materials.

           5.11 Tax Matters. (a) (i) All material Returns relating to Del Monte and the Del Monte Subsidiaries required to be filed on or prior to the Closing Date have been timely filed, (ii) all such Returns are true, correct and complete in all material respects, (iii) all material Taxes relating to Del Monte or any Del Monte Subsidiary required to be paid on or prior to the Closing Date have been timely paid, (iv) all material Taxes relating to Del Monte and the Del Monte Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Del Monte SEC Documents, and (v) Del Monte and the Del Monte Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority except for failures with respect to matters covered under clauses (a)(i)-(iv) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte .

           (b) (i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Return of Del Monte or any Del Monte Subsidiary as to which any taxing authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on Del Monte, and (ii) no Governmental Authority is now asserting in writing any deficiency or claim for material Taxes or any adjustment to material Taxes with respect to which Del Monte or any Del Monte Subsidiary may be liable with respect to income and other material Taxes which have not been fully paid or finally settled which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           (c) None of Del Monte or any Del Monte Subsidiary (i) is a party to or bound by or has any obligation under any written Tax allocation, sharing or similar agreement or arrangement (other than the group of which Del Monte is the common parent) or (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Returns or paying Taxes (other than the group of which Del Monte is the common parent).

           (d) Neither Del Monte nor Merger Sub has been a party to a spin-off transaction that could give rise to a Tax liability under Section 355(e) of the Code.

           (e) None of the assets of Del Monte or any of its Subsidiaries are subject to any material Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved (other than reserves for deferred Taxes reflecting differences between book and tax bases in assets and liabilities ) in the books and records of Del Monte).

           5.12 Benefit Plans. (a) Section 5.12(a) of the Del Monte Disclosure Letter lists each material "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA and, whether written or oral (i) sponsored, maintained or contributed to or required to be contributed to by Del Monte or any of its Subsidiaries or to which Del Monte or any of its Subsidiaries is a party and (ii) in which any individual who is currently or has been an officer, director or employee of Del Monte (a "Del Monte Employee") is a participant (the "Del Monte Benefit Plans"). Neither Del Monte, any of its Subsidiaries nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Del Monte Benefit Plan that would affect any Del Monte Employee except in the ordinary course of business. Del Monte has heretofore delivered or made available to Heinz and Spinco true and complete copies of each Del Monte Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent annual reports or summaries required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.

           (b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Del Monte, (i) neither Del Monte nor any of its ERISA Affiliates has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and (ii) no condition exists that would reasonably be expected to result in Del Monte incurring any such liability.

           (c) (i) No Del Monte Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA and (ii) none of Del Monte, or any ERISA Affiliate thereof has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which would reasonably be expected to have a Material Adverse Effect on Del Monte.

           (d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Del Monte, each Del Monte Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable law, including, but not limited to, ERISA, the Code and the laws of any applicable foreign jurisdiction. Except as would not result in a material liability to Del Monte, all contributions required to be made with respect to any Del Monte Benefit Plan have been timely made. There are no pending or, to Del Monte's Knowledge, threatened claims by, on behalf of or against any of the Del Monte Benefit Plans or any assets thereof, other than routine claims for benefits under such plans, that, if adversely determined could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Del Monte or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Heinz and Spinco or will be promptly furnished to Heinz and Spinco when made) with respect to any of the Del Monte Benefit Plans before the IRS, the United States Department of Labor or the PBGC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           (e) Each Del Monte Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS stating that they and the trusts maintained thereunder are exempt from taxation under Section 401(a) of the Code, respectively, and each trust maintained under any Del Monte Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in any such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Del Monte Benefit Plan or any such trust.

           (f) Except as otherwise provided in or contemplated by this Agreement or any other Transaction Agreement, the consummation of the transactions contemplated by this Agreement or the Separation Agreement shall not result by itself or with the passage of time in the payment or acceleration of any amount, the accrual or acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any employee, officer or director under domestic or foreign law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           5.13 Labor Matters. (a) Except as would not, in the case of clauses
(i)(B), (ii), (iii), (iv) and (v), individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect on Del Monte (i) neither Del Monte nor any of its Subsidiaries is a party to, or bound by, any (A) collective bargaining agreement or (B) other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated; (ii) neither Del Monte nor any of its Subsidiaries is the subject of any proceeding asserting that Del Monte or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Del Monte's Knowledge, is such proceeding threatened; (iii) there is no strike, work stoppage, lockout or other labor dispute involving Del Monte or any of its Subsidiaries pending or, to Del Monte's Knowledge, threatened; (iv) there have been no claims initiated by any labor organization to represent any employees of Del Monte not currently represented by a labor organization within the past five years, nor, to Del Monte's Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization; and (v) Del Monte and its Subsidiaries are in compliance with its obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

           (b) Del Monte is in compliance in all material respects with all applicable U.S. and non-U.S. laws relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of Del Monte including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current and prospective employees, independent contractors and leased employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           5.14 Intellectual Property Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte, (i) Del Monte or its Subsidiaries own all right, title, and interest in, or otherwise control or have the right to use all the Intellectual Property that is necessary to carry on the business of Del Monte and its Subsidiaries substantially as currently conducted (including in connection with services provided by Del Monte and its Subsidiaries to third parties), free of all Liens;
(ii) no Action or Ruling is pending or, to Del Monte's Knowledge, is threatened by any Person with respect to any Intellectual Property owned or used by Del Monte or its Subsidiaries in connection with the business of Del Monte ("Del Monte IP") or that alleges that any Del Monte IP Infringes the rights of others and Del Monte is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party Intellectual Property; (iii) to Del Monte's Knowledge, all of the material Del Monte IP is valid and enforceable, does not Infringe the rights of others and is not being Infringed by others; and (iv) there are no unpaid maintenance or renewal fees currently overdue for any of the Del Monte IP, nor have any material applications or registrations therefor lapsed or been abandoned, cancelled, or expired otherwise than in the ordinary course of business.

           5.15 Material Contracts. Neither Del Monte nor any of its Subsidiaries is a party to or bound by (a) any "material contract" as defined in
Item 601(b)(10) of Regulation S-K of the SEC or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Del Monte or any of its Subsidiaries from engaging in the business of Del Monte. Each of the "material contracts" (as defined above) of Del Monte and the Del Monte Subsidiaries is valid and in full force and effect and neither Del Monte nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without prejudice, lapse of time, or both, would constitute a default under the provisions of any such "material contract".

           5.16 Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Del Monte or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Del Monte or its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

           5.17 Board Approval. (a) The Boards of Directors of each of Del Monte and Merger Sub, in each case, at a meeting duly called and held, have unanimously approved this Agreement and declared it advisable and (b) the Board of Directors of Del Monte, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to, and in the best interests of, the Del Monte Stockholders, (ii) has resolved to recommend that the Del Monte Stockholders entitled to vote thereon adopt the Amended and Restated Certificate of Incorporation and approve the issuance of the Del Monte Common Stock in the Merger (the "Share Issuance"), subject to Section 6.4(c) (collectively, the "Del Monte Board Recommendation") and (iii) has determined that the Amended and Restated Certificate of Incorporation is advisable and fair to, and in the best interests of, the Del Monte Stockholders. The Special Committee has recommended that the Boards of Directors of Del Monte and Merger Sub approve this Agreement and the transactions contemplated hereby.

           5.18 Vote Required. (a) The only vote of the Del Monte Stockholders required for (i) adoption of the Amended and Restated Certificate of Incorporation is the affirmative vote of a majority of the voting power of all outstanding shares of Del Monte Common Stock and (ii) the Share Issuance is, to the extent required by the applicable regulations of the NYSE, the affirmative vote of a majority of the voting power of the shares of Del Monte Common Stock present in person and voting on the issue or represented by proxy and voting on the issue at the Del Monte Stockholders Meeting (the "Share Issuance Approval") (together, sometimes referred to herein as the "Requisite Approval").

           (b) The affirmative vote of Del Monte, as the sole stockholder of Merger Sub, is the only vote of the holders of the capital stock of Merger Sub necessary to adopt this Agreement.

           5.19 Certain Payments. No Del Monte Benefit Plan and no other contractual arrangements between Del Monte and any third party exist that will, as a result of the transactions contemplated hereby and by the other Transaction Agreements, (a) result in the payment (or increase of any payment) by Del Monte or any of its Subsidiaries to any current, former or future director, officer, stockholder, employee or consultant of Del Monte or any of its Subsidiaries or of any other Person in which Del Monte or any of its Subsidiaries has an equity or similar interest of any money or other property or rights (other than payments for the fees and expenses of Del Monte's accountants, legal advisors, investment bankers and similar professional advisors), or (b) accelerate or provide any other rights or benefits to any such individual, whether or not (i) such payment, increase, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (ii) the passage of time or some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

           5.20 Opinion of Del Monte Financial Advisor. Del Monte has received an opinion of Morgan Stanley & Co. Incorporated to the effect that as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Del Monte Common Stock.

           5.21 Rights Agreement. Concurrently with its approval of this Agreement, Del Monte's Board of Directors has approved the adoption of the Rights Agreement, dated and effective as of the date of this Agreement (the "Del Monte Rights Agreement"), between Del Monte and The Bank of New York, as Rights Agent, which will automatically terminate on the first anniversary of the date of this Agreement. The Del Monte Rights Agreement provides that neither Heinz nor Spinco shall become a "15% Person" thereunder as a result of the execution, delivery and performance of this Agreement and the Voting Agreement.

           5.22 Takeover Statute. No "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or other similar antitakeover statute or regulation enacted under Delaware law, or, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby. Del Monte is not subject to the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in
Section 203 of the DGCL.

           5.23 Title to Assets. (a) As of the date hereof, Del Monte has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible assets of Del Monte except where the failure to have such good, valid and marketable title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte, in each case subject to no liens, except for (i) Liens reflected in the Del Monte SEC Documents, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by Del Monte or any of its Subsidiaries, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic's, materialmen's and similar Liens arising in the ordinary course of business or by operation of law, (v) any conditions that are shown on the surveys previously delivered to Heinz of such real property and (vi) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte.

           5.24 No Other Representations and Warranties. (a) Except for the representations and warranties contained in this Article 5 and except for any representations and warranties specifically set forth in the other Transaction Agreements, Heinz and Spinco acknowledge that neither Del Monte nor Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Del Monte and its Subsidiaries or otherwise or with respect to any other information provided to Heinz or Spinco, whether on behalf of Del Monte or such other Persons. Neither Del Monte nor any other Person will have or be subject to any liability or indemnification obligation to Heinz or Spinco or any other Person to the extent resulting from the distribution to Heinz or Spinco, or Heinz or Spinco's use of, any information related to Del Monte and any other information, document or material made available to Heinz or Spinco in certain "data rooms," management presentations or any other form in connection with the transactions contemplated by this Agreement.

           (b) In connection with each of Heinz's and Spinco's investigation of the business of Del Monte, Heinz and Spinco may have received or may receive from or on behalf of Del Monte or its Subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. Each of Heinz and Spinco acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Heinz and Spinco is familiar with such uncertainties, that each of Heinz and Spinco is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that each of Heinz and Spinco, in the absence of fraud, shall have no claim against Del Monte or any Subsidiaries of Del Monte or any other Person acting on their behalf with respect thereto. Accordingly, Del Monte and its Subsidiaries make no representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).

                                   ARTICLE 6

                            COVENANTS AND AGREEMENTS

           6.1 Conduct of Business by Spinco and Heinz Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement, the Separation Agreement or the other Transaction Agreements or described in Section 6.1 of the Spinco Disclosure Letter or to the extent that Del Monte shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Heinz and Spinco agree, as to themselves and their respective Subsidiaries:

           (a) Ordinary Course. Each of Heinz (with respect to the Spinco Business only) and Spinco shall conduct its business, and Heinz shall cause its Subsidiaries (with respect to the Spinco Business only), and Spinco shall cause its Subsidiaries, to conduct its business only in, and Heinz (with respect to the Spinco Business only) and Spinco shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve intact its present business organization, maintain its material rights, licenses and permits, keep available the services of its business unit managers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time. In furtherance of the foregoing, Heinz shall not (with respect to the Spinco Business only) and Spinco shall not, and Heinz shall cause its Subsidiaries not to (with respect to the Spinco Business only) and Spinco shall cause its Subsidiaries not to, other than in the ordinary course of business, take any action to accelerate the collection of Trade Accounts Receivable or defer the payment of Trade Accounts Payable.

           (b) Dividends; Changes in Stock. Neither Heinz nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to, nor shall it or any of its Subsidiaries propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or partnership interests of Spinco or its Subsidiaries (whether in cash, securities or property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Spinco or its wholly-owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Spinco; (ii) split, combine or reclassify any of the capital stock of Spinco or its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of Spinco or its Subsidiaries; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit Spinco or any of its Subsidiaries to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of Spinco Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

           (c) Issuance of Securities. Neither Heinz nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Spinco's capital stock or capital stock of any Spinco Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Spinco or any of its Subsidiaries (it being understood that this Section 6.1(c) shall not restrict the issuance of shares of Heinz Common Stock or Heinz Options or other securities convertible into or exercisable or exchangeable for Heinz Common Stock to directors and employees of Heinz and its Subsidiaries that will become Spinco Employees under the Heinz Stock Plans in the ordinary course of business consistent with past practice), other than pursuant to Section 2.9 of this Agreement or the Employee Benefits Agreement.

           (d) Governing Documents. Neither Heinz nor Spinco shall amend or propose to amend or otherwise change Spinco's certificate of incorporation or bylaws, nor shall Spinco permit any of its Subsidiaries to amend or propose to amend or otherwise change its certificate of incorporation or bylaws, except to the extent required to comply with Spinco's obligations under this Agreement or the other Transaction Agreements.

           (e) Acquisitions. Other than in the ordinary course of business in a manner consistent with past practice, Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, neither Heinz nor Spinco shall, nor shall either of them permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would prevent or materially delay obtaining any consents, approvals or expirations of waiting periods from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

           (f) Dispositions. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 6.1(l)), other than dispositions in the ordinary course of business consistent with past practice; provided, that, except as otherwise provided in this Agreement and the other Transaction Agreements, Heinz shall not consummate or agree to consummate any such transaction with respect to any securities of Spinco or any of its Subsidiaries. In furtherance of the foregoing, Heinz shall not consummate any "spin-off" of all or part of the Spinco Assets (other than the Distribution) prior to the Effective Time.

           (g) Indebtedness; Leases. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Spinco or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) other than in connection with operating leases in the ordinary course of business consistent with past practice; (ii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person; (iii) make any loans, advances, capital contributions to or investments in any Person except in the ordinary course of business consistent with past practice; or (iv) authorize capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with past practice (it being understood that the annual operating plans for each of the Spinco Businesses previously delivered to Del Monte prior to the date of this Agreement shall be deemed to constitute past practice), which, in the case of clauses (i), (ii), (iii) or (iv) would obligate Spinco or the Surviving Corporation to pay any amounts, or assume any obligations to be performed by Spinco or the Surviving Corporation, at or after the Effective Time, except for such payments and obligations contemplated by the Commitment Letters.

           (h) Employee Arrangements. Except (i) as required pursuant to any collective bargaining agreements in effect as of the date hereof, (ii) as contemplated by this Agreement or the other Transaction Agreements or (iii) as required by applicable laws neither Heinz nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to:

           (A) grant any increases in the compensation of any of the current, former or prospective directors, officers, consultants or key employees of Spinco or its Subsidiaries, except in the ordinary course of business consistent with applicable past practice of Heinz and its Subsidiaries;

           (B) pay or agree to pay to any current, former or prospective director, officer, consultant or key employee of Spinco or its Subsidiaries, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Spinco Benefit Plans as in effect on the date hereof;

           (C) except in the ordinary course of business consistent with applicable past practice of Heinz and its Subsidiaries, enter into any new, or amend any existing, employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of Spinco or any of its Subsidiaries; or

           (D) become obligated under any collective bargaining agreement, new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement of Spinco or its Subsidiaries that was not in existence on the date hereof, including any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, or amend any such plan or arrangement in existence on the date hereof, except in each case as would not result in a material increase in the annual aggregate cost (based on Heinz's historical annual aggregate cost) of maintaining such collective bargaining agreement, pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, trust, fund, policy or arrangement.

           (i) No Liquidation or Dissolution. Other than as may be necessary or appropriate to enable Heinz to consummate the Contribution and the Distribution, neither Heinz (with respect to the Spinco Business only) nor Spinco shall adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Distribution or the transactions contemplated by the Transaction Agreements (it being understood that the foregoing shall not prevent Heinz from taking any of the foregoing actions with respect to Heinz unless any such action would interfere in any material respect with, or hinder or delay in any material respect the consummation of, the transactions contemplated by this Agreement or the other Transaction Agreements).

           (j) Accounting Methods. Neither Heinz nor Spinco shall make any material change in Spinco's or the Spinco Business' methods of accounting or procedures in effect at May 1, 2002 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Heinz's or Spinco's independent auditors,
(ii) as may be made in response to SEC guidance or (iii) as may be required to convert Spinco from a business unit within Heinz to an affiliated entity, so long as any such changes are in accordance with GAAP, and neither Heinz nor Spinco shall change Spinco's fiscal year, except as aforesaid.

           (k) Affiliate Transactions. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective affiliates (as such term is defined in Rule 405 under the Securities
Act) other than with wholly-owned Subsidiaries of Spinco, which agreement or arrangement would be required to be disclosed by Spinco in accordance with such Rule 405 if Spinco were a company required to file reports with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act.

           (l) Contracts. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend or terminate any "material contract", as defined in Item 601(b)(10) of Regulation S-K of the SEC, to which Spinco or any of its Subsidiaries is a party or which otherwise is or will be, or which relates primarily to, a Spinco Asset, or waive, release or assign any material rights or claims of Spinco or any of its Subsidiaries. Spinco shall not, nor shall it permit any of its Subsidiaries to, enter into any such "material contract" not in the ordinary course of business involving total consideration of $2 million or more with a term longer than one year which is not terminable by Spinco or any Subsidiary of Spinco without penalty upon no more than 30 days' prior notice.

           (m) Settlement of Litigation. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, settle any litigation, investigation, arbitration, proceeding or other claim if such settlement would require any payment by Spinco or the Surviving Corporation at or after the Effective Time or would obligate Spinco or the Surviving Corporation to take any material action or restrict Spinco or the Surviving Corporation in any material respect from taking any action at or after the Effective Time.

           (n) Tax Matters. Neither Heinz (with respect to the Spinco Business only) nor Spinco shall, other than in the ordinary course of business and consistent with applicable past practice of Heinz and its Subsidiaries, make any Tax election or enter into any settlement or compromise of any Tax liability, in either case, that would have a Material Adverse Effect on Spinco. Heinz shall, consistent with past practice, continue to file Tax Returns of Spinco, any Spinco Subsidiary or relating to the Spinco Business which are legally required to be filed (taking into account any relevant extension periods) prior to the Distribution Date and shall pay, to the extent required, the Taxes shown on such tax returns.

           (o) Restrictive Agreements. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts Spinco or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict Del Monte or any of its Subsidiaries from engaging in any business in any geographic location.

           (p) Other Transaction Agreements. At or prior to the Distribution Date, Heinz and Spinco shall execute and deliver the other Transaction Agreements.

           (q) Intellectual Property. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any material Intellectual Property that is necessary to carry on the business of Spinco and its Subsidiaries substantially as currently conducted, except, in each case, in the ordinary course of business.

           (r) Agreements. Heinz (with respect to the Spinco Business only) and Spinco shall not, nor shall Heinz permit its Subsidiaries (with respect to the Spinco Business only) or Spinco permit its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

           6.2 Conduct of Business by Del Monte Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement, the Separation Agreement or the other Transaction Agreements or described in Section 6.2 of the Del Monte Disclosure Letter or to the extent that Heinz shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Del Monte agrees as to itself and its Subsidiaries that:

           (a) Ordinary Course. Del Monte shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and Del Monte and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve intact its present business organization, maintain its material rights, licenses and permits, keep available the services of its key officers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time.

           (b) Dividends; Changes in Stock. Del Monte shall not, nor shall it permit any of its Subsidiaries to, nor shall Del Monte or any of its Subsidiaries propose to, (i) declare, set aside, or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Del Monte or its wholly-owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Del Monte; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of Del Monte Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

           (c) Issuance of Securities. Del Monte shall not, nor shall it permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or capital stock of any Del Monte Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Del Monte or any of its Subsidiaries, other than (i) pursuant to the Del Monte Stock Plans or (ii) pursuant to the Del Monte Directors' Fee Plan, in each case in the ordinary course of business consistent with past practice.

           (d) Governing Documents. Del Monte shall not amend or propose to amend or otherwise change its certificate of incorporation or bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend or otherwise change its certificate of incorporation or bylaws, except to the extent required to comply with Del Monte's obligations hereunder.

           (e) Acquisitions. Other than in the ordinary course of business in a manner consistent with past practice, Del Monte shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, Del Monte shall not, nor shall it permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would prevent or materially delay obtaining any consents, approvals or expirations of waiting periods from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

           (f) Dispositions. Del Monte shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 6.2(l)), other than dispositions in the ordinary course of business consistent with past practice.

           (g) Indebtedness; Leases. Del Monte shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Del Monte or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) other than in connection with (A) operating leases in the ordinary course of business consistent with past practice and (B) borrowings under Del Monte's revolving credit facility as in effect on the date of this Agreement incurred in the ordinary course of business consistent with past practice; (ii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person; (iii) make any loans, advances, capital contributions or investments in any Person except in the ordinary course of business consistent with past practice; or (iv) authorize capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with past practice, except for such payments and obligations as are incurred in accordance with, and pursuant to, the Commitment Letters.

           (h) Employee Arrangements. Except as required (i) pursuant to any collective bargaining agreements in effect as of the date hereof, (ii) as contemplated by this Agreement or (iii) by applicable laws, Del Monte shall not, nor shall it permit its Subsidiaries to:

           (A) grant any increases in the compensation of any of its current, former or prospective directors, officers, consultants or employees, except in the ordinary course of business consistent with past practice;

           (B) pay or agree to pay to any current, former or prospective director, officer, consultant or key employee of Del Monte or its Subsidiaries, whether past or present, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Del Monte Benefit Plans as in effect on the date hereof;

           (C) except in the ordinary course of business consistent with past practice of Del Monte and its Subsidiaries enter into any new, or amend any existing employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of Del Monte or any of its Subsidiaries; or

           (D) become obligated under any collective bargaining agreement, new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement of Del Monte or any of its Subsidiaries that was not in existence on the date hereof, including any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, or amend any such plan or arrangement in existence on the date hereof.

           (i) No Liquidation or Dissolution. Del Monte shall not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the consummation of, the transactions contemplated by the Transaction Agreements.

           (j) Accounting Methods. Del Monte shall not make any material change in its methods of accounting or procedures in effect at March 31, 2002 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Del Monte's independent auditors or (ii) as may be made in response to SEC guidance, and Del Monte shall not change its fiscal year, except as aforesaid.

           (k) Affiliate Transactions. Del Monte shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective affiliates (as such term is defined in Rule 405 under the Securities Act) other than with wholly-owned Subsidiaries of Del Monte, which agreement or arrangement would be required to be disclosed in accordance with such Rule 405.

           (l) Contracts. Del Monte shall not, nor shall it permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend or terminate any "material contract", as defined in Item 601(b)(10) of Regulation S-K of the SEC, to which Del Monte or any of its Subsidiaries is a party or waive, release or assign any material rights or claims of Del Monte or any of its Subsidiaries. Del Monte shall not, nor shall it permit any of its Subsidiaries to, enter into any such "material contract" not in the ordinary course of business involving total consideration of $500,000 or more with a term longer than one year which is not terminable by Del Monte or any Subsidiary of Del Monte without penalty upon no more than 30 days' prior notice.

           (m) Tax Matters. Other than in the ordinary course of business and consistent with past practice, Del Monte shall not make any Tax election or enter into any settlement or compromise of any Tax liability, in either case, that would have a Material Adverse Effect on Del Monte.

           (n) Settlement of Litigation. Del Monte shall not, nor shall it permit any of its Subsidiaries to, settle any litigation, investigation, arbitration, proceeding or other claim if Del Monte or any of its subsidiaries would be required to pay in excess of $2,000,000 individually or $8,500,000 in the aggregate or if such settlement would obligate Del Monte to take any material action or restrict Del Monte in any material respect from taking any action at or after the Effective Time.

           (o) Restrictive Agreements. Del Monte shall not enter into any agreement or arrangement that limits or otherwise restricts Del Monte or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict Spinco or any of its Subsidiaries from engaging in any business in any geographic location.

           (p) Rights Agreement. Del Monte shall not amend, modify or waive any provision of the Del Monte Rights Agreement or take any action to redeem the rights issued thereunder (the "Del Monte Rights") or render the Del Monte Rights inapplicable to any transaction other than the Merger and the transactions contemplated by the Voting Agreement unless, and only to the extent that, Del Monte is required to do so by order of a court of competent jurisdiction.

           (q) Intellectual Property. Del Monte shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any material Intellectual Property that is necessary to carry on the business of Del Monte and its Subsidiaries substantially as currently conducted, except, in each case, in the ordinary course of business.

           (r) Agreements. Del Monte shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

           6.3 Preparation of Form S-4 and the Proxy Statement/Prospectus; Stockholders Meetings. (a) Promptly following the execution of this Agreement, Heinz and Del Monte shall prepare the Proxy Statement/Prospectus, and Del Monte shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Heinz shall furnish to Del Monte all information concerning it and Spinco as is required by the SEC in connection with the preparation of the Registration Statement. Del Monte shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger, and Heinz shall use its reasonable best efforts to assist Del Monte in this regard. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus and the Registration Statement and advise one another of any oral comments with respect to the Proxy Statement/Prospectus and the Registration Statement received from the SEC. The Parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement. No amendment or supplement to the Proxy Statement/Prospectus or Registration Statement shall be filed without the approval of both Parties, which approvals shall not be unreasonably withheld or delayed. Del Monte will cause the Proxy Statement/Prospectus to be mailed to Del Monte's stockholders and Heinz's shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Proxy Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

           (b) Whether or not the Board of Directors of Del Monte shall take any action permitted by Section 6.4(c), Del Monte will establish a record date for (the "Record Date") and shall cause a meeting of its stockholders (the "Del Monte Stockholders Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on (i) the adoption of the Amended and Restated Certificate of Incorporation and (ii) the approval of the Share Issuance. The Board of Directors of Del Monte shall, subject to
Section 6.4(c), (A) include in the Proxy Statement/Prospectus the Del Monte Board Recommendation and the written opinion of Morgan Stanley & Co. Incorporated, dated as of the date of this Agreement, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Del Monte Common Stock and (B) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of the Amended and Restated Certificate of Incorporation and approval of the Share Issuance. The Board of Directors of Del Monte shall not withdraw, amend, modify or qualify in a manner adverse to Heinz the Del Monte Board Recommendation (or announce publicly its intention to do so), except to the extent permitted by Section 6.4(c).

           6.4 No Solicitation. (a) From the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, Del Monte agrees that neither it nor any Del Monte Subsidiary shall, and Del Monte shall cause its directors, officers, partners, employees, advisors, controlled Affiliates, representatives, agents and other intermediaries


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
(including any investment banker, accountant, legal advisor or other consultant) not to, (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal regarding a Del Monte Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to a Del Monte Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement) to which it or any of its Subsidiaries is a party, (iv) engage in any discussions or negotiations concerning a Del Monte Acquisition Proposal, or (v) otherwise knowingly facilitate any effort or attempt to make or implement a Del Monte Acquisition Proposal or agree to, recommend or accept an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Del Monte from, prior to obtaining the Share Issuance Approval, engaging in any discussions or negotiations with, or providing any non-public information to, any Person in response to an unsolicited written bona fide Del Monte Acquisition Proposal by any such Person, if and only to the extent that (i) prior to furnishing information to, or requesting information from, a third party which has made a written bona fide Del Monte Acquisition Proposal, the Board of Directors of Del Monte concludes that such Del Monte Acquisition Proposal would reasonably be expected to constitute a Superior Proposal, provided that such third party has executed an agreement with standard confidentiality provisions substantially similar to those contained in the Confidentiality Agreement, (ii) Del Monte's Board of Directors, after consultation with independent counsel, determines in good faith that furnishing such information, or engaging in such discussions or negotiations, is necessary for Del Monte's Board of Directors to comply with its fiduciary duties to Del Monte's stockholders under applicable law, and (iii) Del Monte has complied with its obligations in this Section 6.4(a), including those set forth in the next sentence. Del Monte shall notify Heinz and Spinco promptly (and in any event by 5:00 p.m., New York time, on the next day) after Del Monte shall become aware of the receipt of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Del Monte, any Subsidiary of Del Monte or any of their officers, directors, employees, advisors or agents indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers and, from time to time, whether Del Monte is providing or intends to provide the Person making the Del Monte Acquisition Proposal with access to information concerning Del Monte and thereafter keeps Heinz fully informed of the status and terms of such discussions or negotiations and of any modifications to such inquiries, proposals or offers. Del Monte represents that it is not in violation of its obligations under the letter agreement dated as of May 3, 2002, among Heinz, Del Monte and Stockholder (the "Letter Agreement"). Notwithstanding the foregoing, if Del Monte's Board of Directors shall receive a bona fide, unsolicited Del Monte Acquisition Proposal as to which financing is not committed and if Del Monte's Board of Directors shall determine in good faith that such Del Monte Acquisition Proposal would, but for the question of the financial capability of the proposed acquiror, constitute a Superior Proposal, then in such event Del Monte's Board of Directors and its financial advisor may, for the purpose of determining whether such proposal constitutes a Superior Proposal, conduct such limited inquiries of the proponent of such Del Monte Acquisition Proposal as are necessary for the sole purpose of ascertaining whether the proposed transaction is reasonably capable of being consummated by such proponent so as to constitute a Superior Proposal; provided, however, that Del Monte shall not conduct any further inquiries, discussions or negotiations, or provide any non-public information to such proponent, unless Del Monte's Board of Directors reaches the


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
conclusion that such Del Monte Acquisition Proposal would reasonably be expected to constitute a Superior Proposal, taking into account the financial capability of the proponent thereof.

           (b) From the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, each of Heinz and Spinco agrees that neither it nor any of their respective Subsidiaries shall, and each of Heinz and Spinco shall cause its respective directors, officers, partners, employees, advisors, controlled Affiliates, representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) not to (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal regarding a Spinco Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to a Spinco Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement) to which it or any of its Subsidiaries is a party relating primarily to the Spinco Business,
(iv) engage in any discussions or negotiations concerning a Spinco Acquisition Proposal, or (v) otherwise knowingly facilitate any effort or attempt to make or implement a Spinco Acquisition Proposal or agree to, recommend or accept a Spinco Acquisition Proposal and request the return of any confidential information distributed to any such parties in connection with any such activities, discussions or negotiations. Heinz represents that it is not in violation of its obligations under the Letter Agreement.

           (c) Prior to receipt of the Share Issuance Approval, if (i) Del Monte has complied with Section 6.4(a) and (ii) the Board of Directors of Del Monte
(A) reasonably determines in good faith that a Del Monte Acquisition Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Heinz and Spinco during any five business day period referred to below) and (B), after consultation with independent counsel, has concluded, in good faith, that it is required to do so in order to comply with its fiduciary duties to the Del Monte Stockholders under applicable law, then, on the fifth business day following Heinz's and Spinco's receipt of written notice from Del Monte or Del Monte's Board of Directors of their intention to do so, the Board of Directors of Del Monte may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Heinz or Spinco, the Del Monte Board Recommendation (a "Change in the Del Monte Board Recommendation"); provided, that during such five business day period, Del Monte shall be obligated to negotiate in good faith with Heinz and Spinco any modifications to this Agreement proposed by Heinz and Spinco to result in an equivalent proposal.

           (d) Notwithstanding anything in this Agreement to the contrary, Del Monte or its Board of Directors shall be permitted, to the extent applicable, to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a Del Monte Acquisition Proposal; provided, however, that neither Del Monte nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.4(c), withdraw or modify, or propose publicly to withdraw or modify, the Del Monte Board Recommendation or approve or recommend, or propose publicly to approve or recommend, a Del Monte Acquisition Proposal.

           6.5 Reasonable Best Efforts. Heinz, Spinco and Del Monte will each use its reasonable best efforts to cause all of the conditions, as specified in
Article 8 of this Agreement, to the obligations of the others to consummate the Merger to be met as soon as reasonably practicable after the date of this Agreement.


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
           6.6 Cooperation of Third Parties. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement and the Transaction Agreements, each Party will use its commercially reasonable efforts to seek the cooperation of such third parties.

           6.7 Consummation of the Distribution. Heinz will use its reasonable best efforts to consummate the Distribution on the Closing Date, subject to satisfaction of the conditions thereto set forth in the Separation Agreement.

           6.8 Interim Financial Information. Each of Heinz and Spinco on the one hand, and Del Monte, on the other hand shall, prior to the Closing, provide each other within a reasonable period after such Party closes its books for the applicable accounting period for the Spinco Business (with respect to Heinz and Spinco) and for Del Monte's business (with respect to Del Monte) with (a) unaudited profit and loss statements for each quarterly period, together with a balance sheet as of the end of such period, and (b) monthly management profit and loss statements. Such quarterly financial information shall be in the same format and prepared on the same basis as the comparable portions of the Audited Statements (with respect to Heinz and Spinco) and the Del Monte SEC Documents (with respect to Del Monte), and shall be in accordance with GAAP, except that such information may exclude footnotes and is subject to normal year-end adjustments.

                                   ARTICLE 7

                              ADDITIONAL AGREEMENTS

           7.1 WARN. Neither Heinz (with respect to the Spinco Business only), Spinco nor Del Monte shall, at any time within the 90-day period prior to the Effective Time, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN or any state or local law, affecting in whole or in part any site of employment, facility, operating unit or employee of Spinco or Del Monte, without notifying the other in advance and without complying with the notice requirements and all other provisions of WARN and any state or local law.

           7.2 Cooperation. Heinz, Spinco, Del Monte and Merger Sub shall together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

           (a) Transition. From and after the execution of this Agreement, Heinz, Spinco and Del Monte shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate in the transition and integration process in connection with the Merger;

           (b) NYSE and Other Listings. As promptly as practicable, Del Monte shall file a supplemental listing application with the NYSE and the PE and any other stock exchanges for the listing or quotation of the shares of Del Monte Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use its reasonable best efforts to cause such shares to be Approved for Listing;


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
           (c) Blue Sky Filings. Del Monte shall take all such action as may reasonably be required under state securities or Blue Sky laws in connection with the issuance of shares of Del Monte Common Stock pursuant to the Merger;

           (d) Required Consents. Heinz, Spinco, Del Monte and Merger Sub shall cooperate with one another in determining whether any filings are required to be made with or consents required to be obtained from, any Governmental Authority or any lender, lessor or other third party prior to the Effective Time in connection with the consummation of the transactions contemplated by this Agreement;

           (e) Further Assistance. Heinz, Spinco, Del Monte and Merger Sub shall provide such further assistance as the other party may reasonably request in connection with the foregoing and with carrying out the purpose of the Agreement. Each of Spinco, Heinz and Del Monte shall furnish to the other's counsel all such information as may reasonably be required to effect the foregoing actions; and

           (f) Financing Cooperation. The Parties agree to provide, and each Party will cause its respective Subsidiaries and its and its Subsidiaries' respective officers, employees and advisers to provide, all cooperation reasonably necessary in connection with the arrangement of the financing described in the Commitment Letters (including any capital markets financing contemplated by the Engagement Letter) in respect of the transactions contemplated by this Agreement and the Separation Agreement and any other financing, all to be consummated contemporaneously with or at or after the Effective Time in respect of the transactions contemplated by this Agreement or the Separation Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, credit agreements, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters of accountants and legal opinions as may be reasonably requested by any other Party, and taking such other actions as are reasonably required to be taken by the Parties and each Party's respective Subsidiaries in the Commitment Letters; provided, however, that neither Party shall have any obligation at any time to continue to attempt to arrange or otherwise pursue the capital markets financing contemplated by the Engagement Letter if at such time such capital markets financing is not available on commercially reasonable terms in accordance with
Section 7.2(f) of the Spinco Disclosure Letter; provided, further, that neither Party shall have any obligation to attempt to arrange or otherwise pursue any capital markets financing contemplated by the Engagement Letter in an original principal amount in excess of $300,000,000. Notwithstanding the timing reflected in the preceding sentence, the Parties agree to use commercially reasonable efforts to investigate the feasibility of accelerating the borrowing of the capital markets financing contemplated by the Engagement Letter so that the condition to Heinz's and Spinco's obligation to consummate the Merger set forth in Section 8.2(h)(ii) shall be satisfied as promptly as practicable. The Parties will keep one another informed of the status of their efforts to arrange the financing contemplated by the Commitment Letters, including making reports with respect to significant developments. In the event any portion of such financing becomes unavailable in the manner or from the sources originally contemplated at the times contemplated in the first sentence of this Section 7.2(f), Section 7.2(f) of the Spinco Disclosure Letter and this sentence, the Parties will use their reasonable best efforts


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
to arrange replacement financing, if necessary, on terms and conditions that would cause the conditions set forth in Sections 8.1(h), 8.2(h) and 8.3(e) to be satisfied, it being understood that (i) the Parties shall have a reasonable and customary time to endeavor to arrange the capital markets financing described in the Engagement Letter following receipt of the Section 355 Ruling (or waiver by Heinz of the condition set forth in Section 8.2(f)) and that (ii) in the event that such capital markets financing is not available on commercially reasonable terms in accordance with Section 7.2(f) of the Spinco Disclosure Letter, the issuance of the senior secured notes contemplated by the Second Commitment Letter on terms and conditions not materially more burdensome to Heinz, Spinco, Del Monte or the Surviving Corporation than those set forth in the Second Commitment Letter shall be deemed to satisfy the condition set forth in Section 8.2(h)(ii).

           7.3 Proxy Statement/Prospectus. If, at any time after the mailing of the definitive Proxy Statement/Prospectus and prior to the Del Monte Stockholders Meeting, any event should occur that results in the Proxy Statement/Prospectus or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Spinco, Heinz and Del Monte shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and Del Monte shall, as may be required by the SEC, mail to the Del Monte Stockholders and Heinz's shareholders each such amendment or supplement.

           7.4 Tax-Free Reorganization Treatment; Section 355 Ruling. (a) Neither Del Monte nor Merger Sub shall take or cause to be taken any action, whether before or after the Effective Time, that (i) would disqualify the transactions contemplated hereby from constituting a tax-free distribution under Sections 355 and 368 of the Code, (ii) would result in any failure to obtain the
Section 355 Ruling or (iii) would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

           (b) Del Monte and Merger Sub shall cooperate with Heinz and shall use their respective reasonable best efforts to assist Heinz in obtaining the
Section 355 Ruling.

           (c) Neither Heinz nor Spinco shall take or cause to be taken any action, whether before or after the Effective Time, that (i) would disqualify the transactions contemplated hereby from constituting a tax-free distribution under Sections 355 and 368 of the Code, (ii) would result in any failure to obtain the Section 355 Ruling or (iii) would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

           7.5 2002 Audited Financial Statements. Each of Heinz and Spinco shall use its reasonable best efforts to deliver or cause to be delivered to Del Monte as soon as practicable after the date of this Agreement (i) an audited combined statement of assets and liabilities of the Spinco Business and the notes thereto as of May 1, 2002 (the "Audited 2002 Balance Sheet") and the audited combined statement of operations and the notes thereto for the year ended May 1, 2002 (the "Audited 2002 Statement of Operations" and, together with the Audited 2002 Balance Sheet, the "2002 Audited Financial Statements"), audited by Heinz's independent


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
auditors, whose report thereon will be included therewith and (ii) all other financial statements and financial information regarding Spinco and the Spinco Business required by the SEC to be included in the Form S-4.

           7.6 Employee Matters and Employee Benefit Plans. (a) Maintenance of Compensation and Benefits. In general, on and after the Effective Time, Del Monte shall treat all Spinco Employees fairly and shall cause the Surviving Corporation to, (i) for the two year period following the Effective Time, provide a cash compensation structure (base salary and bonus opportunities) which is no less than that provided to the Spinco Employees prior to the Effective Time, (ii) for the one year period following the Effective Time (the "One-Year Period") maintain benefits (other than specific benefits described herein which are subject to different maintenance periods) that are the same as those provided to the Spinco Employees prior to the Effective Time (subject to Section 3.4(b) of the Employee Benefits Agreement) and (iii) for the second year following the Effective Time, maintain benefits that are, in the aggregate, not materially less favorable than what the Spinco Employees were provided prior to the Effective Time (subject to Section 3.4(b) of the Employee Benefits Agreement); provided, however, that, with respect to those employees whose terms and conditions of employment are governed by collective bargaining agreements or by provisions of law outside the United States of America for employees employed in such foreign jurisdiction, Del Monte shall, or shall cause Spinco to, assume and comply with the terms of such collective bargaining agreements and comply with the provisions of such foreign laws with respect to the subject matter relating hereto, to the extent such agreements and/or laws require terms and conditions other than those provided for herein. Notwithstanding the foregoing, Heinz shall administer (or cause to be administered) the employee benefit plans and programs provided to the Spinco Employees after the Effective Time, except as otherwise provided in the Employee Benefits Agreement, and shall provide (or cause to be provided) transition services to Del Monte pursuant to the Transition Services Agreement, for the One-Year Period (or, if requested by Del Monte, for up to two years following the Effective Time); provided, however, that Heinz shall only provide (or cause to be provided) such transition services so long as the benefit plans and programs that Heinz shall be administering (or causing to be administered) shall contain the same terms and conditions as in effect for such plans and programs prior to the Effective Time (subject to Section 3.4(b) of the Employee Benefits Agreement).

           (b) Continuation of Certain Spinco Benefit Plans. In furtherance of the obligations under subparagraph (a) above:

               (i) Del Monte shall or shall cause the Surviving Corporation to provide cash payments and benefits to any Spinco Employee who is terminated without "cause" prior to the second anniversary of the Effective Time (in accordance with the severance plans listed in Section 4.12(a) of the Spinco Disclosure Letter, as modified by the terms set forth on Annex I to Section 4.12(a) of the Spinco Disclosure Letter (the "Severance Plans")). For this purpose, "cause" shall have the meaning set forth in the Severance Plans applicable to the Spinco Employee if the termination of employment had occurred prior to the Effective Time.

               (ii) At the Effective Time, Heinz shall pay to each Spinco Employee an amount, in cash, equal to the annual bonus that each such employee has earned (based


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
      on the achievement of previously established performance criteria) under the applicable Heinz Bonus Plan in which such employee participates for the 2003 bonus year. From the Effective Time through the second anniversary of the Effective Time, Del Monte shall, or shall cause the Surviving Corporation to, maintain the annual incentive compensation plans set forth in Section 4.12(a) of the Spinco Disclosure Letter (the "Bonus Plans") and allow the Spinco Employees to continue to participate in the Bonus Plans on the same terms (including the same levels of bonus opportunity and reasonable and comparable performance targets, but excluding any retention incentives that Heinz may provide to certain Spinco Employees under the Bonus Plans in connection with the transactions contemplated under this Agreement and the other Transaction Agreements on or prior to the Effective Time) as in effect immediately prior to the Effective Time; provided, however, that Del Monte through such period shall not, and shall not cause the Surviving Corporation to, terminate the Bonus Plans or amend such plans in any manner that would be reasonably likely to result in the Spinco Employees having less of an opportunity to earn bonuses under the Bonus Plans after the Effective Time than such Spinco Employees would have had under the Bonus Plans applicable to such Spinco Employees immediately prior to the Effective Time.

               (iii) At the Effective Time, Spinco shall assume all liabilities associated with the notional shares of Heinz Common Stock held by Spinco Employees in accordance with the Heinz Deferred Share Units Plan (each such notional share, a "Deferred Share Unit") held by Spinco Employees immediately prior to the Effective Time, provided that each such unit shall be converted into notional shares of Del Monte Common Stock, in accordance with the following formula: (x) immediately prior to the Effective Time, the number of Deferred Share Units shall be multiplied by the closing price of one share of Heinz Common Stock on the last business day prior to the date the Heinz Common Stock trades ex dividend, and (y) such product shall then be divided by the Spinco Post-Distribution Stock Price, (z) the result of which shall be multiplied by the Exchange Ratio, which final product shall equal the number of notional shares of Del Monte Common Stock ("Del Monte Deferred Share Units") that the Spinco Employees shall hold after the Effective Time. Thereafter, (A) the Del Monte Deferred Share Units shall continue to track the performance of the Del Monte Common Stock, (B) the Spinco Employees shall vest as to one-third of such units on each of the first three consecutive anniversaries of the Effective Time, and (C) the Del Monte Deferred Share Units shall be paid out in shares of Del Monte Common Stock at such times as the Spinco Employees shall vest in such units (or otherwise in accordance with the terms of the Heinz Deferred Share Units Plan).

               (iv) On and after the Effective Time, Del Monte shall, or shall cause the Surviving Corporation to, maintain the post-retirement medical benefit programs for the benefit of the Spinco Employees (the "Retiree Medical Plans"), subject to the same terms and conditions, and the same rights and privileges as were held by Heinz prior to the Effective Time, as in effect immediately prior to the Effective Time (which terms and conditions include the right to receive medical coverage at retirement, provided that the Spinco Employee was hired by Heinz or any of its Subsidiaries prior to 1992 and has at least ten years of service with Heinz, any of its Subsidiaries and any member of the


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
      Spinco group, in the aggregate, after age 45), for the Spinco Employees who are eligible to participate in such plans immediately prior to the Effective Time.

               (v) On and after the Effective Time through at least the One-Year Period, Del Monte shall, or shall cause the Surviving Corporation to, maintain the Spinco Executive Deferred Compensation Plan for the benefit of Spinco Employees who participated in such plan immediately prior to the Effective Time, without adverse amendment thereto, the liabilities associated therewith having been assumed by Spinco pursuant to the Employee Benefits Agreement, on the same terms and conditions as in effect immediately prior to the Effective Time.

               (vi) On and after the Effective Time, Del Monte shall, or shall cause the Surviving Corporation to, maintain the Spinco Supplemental Executive Retirement Plan (the "SERP"), as in effect immediately prior to the Effective Time for the benefit of the Spinco Employees who participated in the SERP immediately prior to the Effective Time (each such employee, a "SERP Participant"), without adverse amendment thereto, for so long as may be required to allow each SERP Participant who remains employed with Spinco through age 55 to continue to accrue benefits, and to vest in such benefits, under the SERP; provided, however, that Del Monte shall cause the SERP to provide that if any SERP Participant who has achieved at least age 50 (with at least five (5) years of service with, collectively, Heinz, its Subsidiaries and the Spinco Group) on or prior to the second anniversary of the Effective Time is terminated without "cause" (within the meaning of Section 7.6(b)(i) of this Agreement) by Spinco (or any successor thereto), such SERP Participant shall be vested in his or her SERP benefit (as accrued through the date of termination of employment) on the date of termination.

               (vii) On and after the Effective Time, Del Monte shall, or shall cause the Surviving Corporation to, continue to allow Spinco Employees who have banked vacation pursuant to the vacation policy provided to Spinco Employees immediately prior to the Effective Time to use such banked vacation in accordance with such vacation policy at least until the second anniversary of the Effective Time.

               (viii) On and after the Effective Time, Del Monte shall honor the terms of the Spinco Retention Incentive Plan (as set forth in Section 7.6(b) of the Spinco Disclosure Letter); provided, however, that with respect to the payment of the Pool (as defined therein), Heinz shall reimburse Del Monte for an amount, equal to the sum of (x) one-third of the total amount of the Pool paid out to the participating Spinco Employees (up to a maximum of one-third of $5,000,000) plus (y) the amount of the Pool that is paid out to the participating Spinco Employees, if any, that is in excess of $5,000,000, in accordance with the terms of such plan.

               (ix) Subject to Section 7.6(a) of this Agreement, Del Monte shall have no obligation to continue any plan comparable to the Heinz Global Stock Purchase Plan, Heinz Executive Split Dollar Life Insurance Plan, and the Heinz Premier Life Insurance Plan or the Heinz Restricted Stock Bonus Plan (other than as provided under Section 7.1(d) of the Employee Benefits Agreement).


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
           (c) Collective Bargaining Agreements. Spinco, as the Surviving Corporation, shall expressly assume all collective bargaining agreements set forth in Section 4.13(a) of the Spinco Disclosure Letter, and for each such collective bargaining agreement in effect as of the Effective Time, Spinco agrees to recognize the union which is a party to each such collective bargaining agreement as the exclusive collective bargaining representative for the Spinco Employees covered under the terms of each such collective bargaining agreement.

           (d) Continuation of Employment of Spinco Employees. After the Effective Time, Del Monte shall cause the Surviving Corporation to continue (i) to employ any Spinco Employee who, at the Effective Time, is not actively at work by reason of any leave of absence (including military leave, Family Medical Leave Act leave, or otherwise), as listed in Section 7.6(d) of the Spinco Disclosure Letter, and (ii) to provide any such Spinco Employee with a job comparable to the job from which such employee was on leave of absence at the Effective Time, so long as such employee actively returns to work within the period of time specified under the applicable terms of such employee's leave (whether pursuant to a Spinco Benefit Plan, a collective bargaining agreement or applicable law.

           (e) Pre-existing Conditions; Service Credit. On and after the Effective Time Del Monte shall, or shall cause the Surviving Corporation to: (i) waive any limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Spinco Employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, to the extent that such limitations did not apply or had been satisfied by such Spinco Employees and their covered dependents prior to the Effective Time, (ii) provide each Spinco Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Merger occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of the Spinco Employees rendered as employees of Heinz and any of its Affiliates for all purposes (including purposes of eligibility to participate, vesting credit, service credit, entitlement for benefits, and benefit accrual (including vacation accrual) in any benefit plan (including service award plans) in which such employees may be eligible to participate after the Merger), to the same extent taken into account under a comparable Spinco Benefit Plan immediately prior to the Effective Time and maintained pursuant to the terms of the Employee Benefits Agreement after the Effective Time.

           (f) Defined Benefit Pension Plans. Through at least the One-Year Period, Del Monte shall, or shall cause the Surviving Corporation to, maintain those Spinco Benefit Plans that are intended to be qualified defined benefit pension plans for purposes of Section 401(a) of the Internal Revenue Code in which hourly Spinco Employees participate as of the Effective Time (the "Spinco Pension Plans") and under which, as of the Effective Time, the Surviving Corporation shall, by operation of law, assume the Pension Liabilities (as defined in the Employee Benefits Agreement), which liabilities will be calculated using the assumptions provided in the Employee Benefits Agreement. In addition, after the Effective Time, Heinz shall cause to be transferred, in accordance with Section 414(l) of the Code and Section 4044 of ERISA, to the trustee of the Spinco Pension Plans, assets, with respect to each Spinco Pension Plan, that are equal to the Pension Liabilities as of the Effective Time (and the pro rata amount of any excess assets available with respect to each such Spinco Pension Plan) in accordance with the terms of the Employee Benefits Agreement, and Del Monte shall cause the trustee of the Spinco Pension Plans to accept such assets; provided, however, that Heinz shall only cause such assets to be transferred after receipt from Del Monte of a copy of the most recent favorable IRS determination letter for each Spinco Pension Plan received by Del Monte or an opinion of counsel, which opinion and counsel shall be reasonably acceptable to Heinz, to the effect that
(i) Del Monte has timely filed, or has caused the Surviving Corporation to timely file, an application with the IRS requesting a favorable determination that each Spinco Pension Plan is qualified under Section 401(a) of the Code and that the trust thereunder is exempt under Section 501 of the Code, (ii) counsel reasonably expects each such Spinco Pension Plan and trust to receive such a favorable determination letter, and (iii) each such Spinco Pension Plan (and any trust agreement related thereto) shall be amended, in a timely manner, as may be required by the IRS in order to satisfy the requirements of Section 401 of the Code and that the trust thereunder is exempt under Section 501 of the Code.

           (g) Defined Contribution Plans. Through at least the One-Year Period, Del Monte shall, or shall cause the Surviving Corporation to, maintain those Spinco Benefit Plans that are intended to be qualified defined contribution plans for purposes of Section 401(a) of the Internal Revenue Code in which the Spinco Employees participate as of the Effective Time (the "Spinco Savings Plans") and under which, as of the Effective Time, the Surviving Corporation shall, by operation of law, assume the liabilities in respect of the applicable Spinco Employees. In addition, after the Effective Time Heinz shall cause to be transferred the full account balances (as of the date of transfer) of the Spinco Employees under the Spinco Savings Plans to the trustee of the Spinco Savings Plans in accordance with the terms of the Employee Benefits Agreement and Del Monte shall cause the trustee of the Spinco Savings Plans to accept such assets; provided, however, that Heinz shall only cause such assets to be transferred after receipt from Del Monte of a copy of the most recent favorable IRS determination letter for each Spinco Savings Plan received by Del Monte or an opinion of counsel, which opinion and counsel shall be reasonably acceptable to Heinz, to the effect that (i) Del Monte has timely filed, or has caused the Surviving Corporation to timely file, an application with the IRS requesting a favorable determination that each Spinco Savings Plan is qualified under Section 401(a) of the Code and that the trust thereunder is exempt under Section 501 of the Code, (ii) counsel reasonably expects each such Spinco Savings Plan and trust to receive such a favorable determination letter and (iii) each such Spinco Savings Plan (and any trust agreement related thereto) shall be amended, in a timely manner, as may be required by the IRS in order to satisfy the requirements of Section 401 of the Code and that the trust thereunder will be exempt under Section 501 of the Code.

           (h) Del Monte Parachute Payments. At all times on and after the date of this Agreement, Del Monte shall use its best efforts to cause the transactions contemplated hereunder not to constitute a "Change of Control", as defined in any Del Monte Benefit Plan, for the purposes of avoiding, preventing or prohibiting (i) the payment (or increase of any payment) to any current, former or future director, officer, stockholder or employee of Del Monte or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by Del Monte or a Del Monte Subsidiary, of any money or other property or rights, or (ii) the acceleration or provision of any other rights or benefits to any such individual, whether or not (x) such payment, increase, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (y) the passage of time or some other


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subsequent action or event would be required to cause such payment, increase, acceleration or provision to be triggered.

           (i) No Duplication of Benefits. It is the understanding of the parties that Section 7.6 of this Agreement shall be construed and applied without duplication of benefits to any Spinco Employees, in order to avoid any such employee simultaneously enjoying coverage or the accrual of benefits under comparable plans of both Del Monte and/or Spinco, on one hand, and Heinz on the other hand.

           7.7 Investigation. Upon reasonable notice, each of Heinz (with respect to the Spinco Business only) and Del Monte shall, throughout the period prior to the earlier of the Effective Time or the Termination Date, afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access to its officers, employees, consultants and representatives and, during normal business hours, in a manner that does not unreasonably interfere with one another's respective business and operations, to its and its Subsidiaries' plants, properties, Contracts, commitments, books, records (including tax returns), papers, plans and drawings and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use their respective reasonable best efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request; provided, however, that the foregoing shall not permit either Party to conduct any invasive or destructive environmental sampling, testing or analysis on the other Party's property. For the purposes of this Section 7.7, all communications, including requests for information or access, pursuant to this
Section 7.7, shall only be made by and between a representative of each of Heinz, on the one hand, and of Del Monte, on the other hand, which representative (a) shall initially be Mitch Ring (or another person designated in writing by him) for Heinz and David Meyers (or another person designated in writing by him) for Del Monte and (b) may be replaced with a substitute representative by either Party from time to time upon reasonable written notice to the other Party. Notwithstanding the foregoing, neither Heinz (with respect to the Spinco Business only), Spinco nor Del Monte nor their respective Subsidiaries shall be required to provide any information to the extent that any such Party or any of their respective Subsidiaries is legally obligated to keep such information confidential or otherwise not to provide such information or to the extent that such access would constitute a waiver of the attorney-client privilege. Each of Del Monte and Heinz (with respect to the Spinco Business only) will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

           7.8 Reasonable Best Efforts; Further Assurances, Etc. (a) Heinz, Spinco, Del Monte and Merger Sub shall, as promptly as practicable, make their respective filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice, and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party's outside counsel) so as to reduce the length of any review periods and (b) subject to the terms and conditions of this Agreement,


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each of Heinz, Spinco, Del Monte and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby, as promptly as practicable, and to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law, it being understood that this
Section 7.8(a) does not address the IRS Ruling, which is addressed in Section 7.8(b). Without limiting the generality of the foregoing, Heinz, Spinco and Del Monte agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required to consummate the Merger (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. The Parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law, and will provide one another with copies of all material communications from and filings with, any Governmental Authorities in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 7.8, neither Heinz nor Spinco or their respective Subsidiaries, on the one hand, nor Del Monte and its Subsidiaries on the other hand, shall be required to take any action that would reasonably be expected to have a Material Adverse Effect on Heinz or Spinco, on the one hand, or Del Monte, on the other hand.

           (b) In connection with the Distribution, Heinz and Spinco shall use their reasonable best efforts to seek, as promptly as practicable, a private letter ruling from the IRS, to the effect that the Contribution and the Distribution (each to be consummated in accordance with the Separation Agreement, this Agreement and the other Transaction Agreements as in effect, or in the forms attached hereto, as of the date hereof) will qualify as tax-free transactions under Sections 355 and 368 of the Code and that no gain or loss will be recognized by Heinz, Spinco, Del Monte or Heinz Shareholders (the "Section 355 Ruling"); provided, however, that, in the event that the IRS will not issue one or more of the rulings requested by Heinz, then Heinz, Spinco and Del Monte shall use their reasonable best efforts to restructure the transactions in a manner that will preserve the economics of the transactions to Heinz and Del Monte and result in the receipt of such rulings, but neither Heinz nor Del Monte shall be required to take any action pursuant to this Section 7.8(b), including any changes to the structure specified in Heinz's ruling request submitted to the IRS, that would reasonably be expected to result, in the aggregate, in any costs or detriments, or reductions of benefits, to Heinz or Del Monte, as the case may be, of more than $20 million.


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           7.9 Director and Officer Indemnification; Insurance. Del Monte shall, and shall cause the Surviving Corporation to, (a) for a period of at least six years after the Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers or employees of Heinz and its Subsidiaries that shall become directors, officers or employees of Del Monte or its Subsidiaries to the maximum extent allowed under Delaware law for acts or omissions occurring after the Effective Time and (b) adopt the certificate of incorporation and bylaws of the Surviving Corporation attached hereto as Exhibits A and D, respectively, which provide for the elimination of personal liability and indemnification and advancement of expenses to the maximum extent permitted under Delaware law and not to modify such certificate and bylaws in any way that is not applicable to all similarly situated directors, officers or employees of Del Monte or the Surviving Corporation.

           7.10 Rule 145 Affiliates. Heinz shall, at least 30 days prior to the Effective Time, cause to be delivered to Del Monte a list, reviewed by its counsel, identifying all Persons who are, at the Effective Time, "affiliates" of Spinco for purposes of Rule 145 promulgated by the SEC under the Securities Act (each, a "Rule 145 Affiliate"). Heinz shall furnish such information and documents as Del Monte may reasonably request for the purpose of reviewing such list. Heinz shall use all commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this
Section 7.10 to execute a written agreement (each, a "Rule 145 Affiliate Agreement"), substantially in the form of Exhibit E to this Agreement, at least 15 days prior to the Effective Time.

           7.11 Public Announcements. Heinz, Spinco and Del Monte shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

           7.12 Defense of Litigation. Each of Heinz, Spinco and Del Monte shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement. None of Heinz, Spinco or Del Monte shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties. Each of Heinz, Spinco and Del Monte shall use all commercially reasonable efforts to cause each of its Affiliates, directors and officers to use all commercially reasonable efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section
7.12 to the same extent as if such Person was a Party.

           7.13 Notification. Each of the Parties shall endeavor to notify the other Parties as promptly as practicable after it becomes aware (a) that any representation or warranty of such Party in this Agreement is untrue or inaccurate if the effect thereof would be that the condition to


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Closing set forth in Section 8.2(a) or 8.3(a), as applicable, would be incapable of being fulfilled as of the Closing Date and (b) of the occurrence of any event that would have a Material Adverse Effect on such Party; provided, however, that
(i) delivery of any notification or information pursuant to this Section 7.13 shall be for notification purposes only and shall not expand or limit the rights or affect the obligations of any Party hereunder or give rise to any other liability on the part of any Party and (ii) the failure to have complied with this Section 7.13 shall not constitute a breach or have any implications on any Party's rights or obligations hereunder or give rise to any liability on the part of any Party.

           7.14 Accounting Matters. In connection with the information regarding Spinco and the Spinco Business provided by Heinz and Spinco specifically for inclusion in the Form S-4, Heinz and Spinco shall use reasonable best efforts to cause to be delivered to Del Monte two letters from Heinz's and Spinco's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Heinz, Spinco and Del Monte, in form and substance reasonably satisfactory to Del Monte and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

           (a) In connection with the information regarding Del Monte and Merger Sub provided by Del Monte and Merger Sub specifically for inclusion in or incorporation by reference in the Form S-4, Del Monte shall use reasonable best efforts to cause to be delivered to Heinz two letters from Del Monte's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Heinz, Spinco and Del Monte, in form and substance reasonably satisfactory to Heinz and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

           7.15 Non-Disclosure. Del Monte agrees that, for a three (3) year period after the Closing Date, neither Del Monte nor any of its Subsidiaries, nor any of their respective employees, officers, directors or agents shall at any time, either directly or indirectly, access, obtain, use, share, communicate, transmit or otherwise disclose any Heinz Information, including by obtaining or accessing any such Heinz Information from any former employee of Heinz or any of its Subsidiaries (whether or not currently employed by Del Monte), it being understood that no Person shall be found to have violated this
Section 7.15 by reason of Heinz Information which they access or obtain by virtue of such Heinz Information being in their minds so long as such Person does not otherwise violate this Section 7.15. Del Monte agrees that any material breach of this Section 7.15 will irreparably harm the business of Heinz, for which Heinz shall not have an adequate remedy at law. Therefore, in such event, notwithstanding any other provision of this Agreement to the contrary, Heinz may obtain all appropriate relief from any court of competent jurisdiction, without the posting of bond or other security, in addition to whatever other remedies it may have. "Heinz Information" shall mean all information, ideas, concepts, techniques, methods, processes, plans, strategies, know-how, materials and documents in any form or medium (including oral, written, tangible, intangible or electronic) relating to or concerning the past, current or future business, activities and operations of Heinz other than the Spinco Business which the Person in question knew, had reason to know or would reasonably be


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expected to know was confidential, proprietary or non-public, including finances, products, services, sales, marketing, advertising and promotions, intellectual property (including trade secrets, business methods, inventions and research and development), personnel, suppliers, vendors and competitors; provided, that Heinz Information shall not include any of the foregoing that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by Del Monte or any of its Subsidiaries in breach of this Agreement, (ii) was lawfully received by Del Monte or any of its Subsidiaries from a third party free of any obligation of confidence of or to such third party, (iii) is required to be disclosed in a judicial or administrative proceeding or by law, provided that Del Monte shall promptly notify Heinz of any such requirement, disclose no more information than is so required and cooperate with all attempts by Heinz to obtain a protective order or, similar treatment, (iv) is independently developed by employees, consultants or agents of Del Monte or any of its Subsidiaries without reference to any Heinz Information or (v) Heinz has given its prior written consent as to its disclosure. Without limiting the foregoing, Del Monte agrees that for a period of twelve months following the Closing Date, neither Del Monte nor any of its Subsidiaries shall transfer or re-assign any employees specified in Section
7.15 of the Del Monte Disclosure Letter to any division of, or position at, Del Monte that would give any of such employees responsibility for a business that would compete with any of the Retained Businesses. Notwithstanding the foregoing, nothing contained in this Section 7.15 shall have any effect on agreements with third parties, or affect any rights that the Parties may have under common law.

           7.16 Control of Other Party's Business. Nothing contained in this Agreement shall give Heinz or Spinco, directly or indirectly, the right to control or direct Del Monte's operations prior to the Effective Time. Nothing contained in this Agreement shall give Del Monte, directly or indirectly, the right to control or direct Heinz's or Spinco's operations prior to the Effective Time. Prior to the Effective Time, each of Heinz, Spinco and Del Monte shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

           7.17 Debt Instruments. Prior to or at the Effective Time, Heinz and each of its Subsidiaries (with respect to obligations of the Spinco Business only), and Del Monte and each of its Subsidiaries shall use their reasonable best efforts to prevent the occurrence, as a result of the Merger and the other transactions contemplated by this Agreement, of a change in control or any event that constitutes a default (or an event that, with notice or lapse of time or both, would become a default) under any debt instrument of any such entity, including debt securities registered under the Securities Act, (other than Del Monte's existing credit facility) including by seeking an amendment or waiver of any such change in control or default; provided, however, that neither Heinz nor Del Monte (nor their respective Subsidiaries) shall be required to pay any amounts in connection therewith without the prior written consent of such Party; provided, further, that if the transfer of any Spinco Asset to Spinco or the assumption of any Spinco Liability by Spinco would result, upon the consummation of the Merger, in the occurrence of any event that would constitute a default (or any event that, with notice or lapse of time, or both, would become a default) under the Indenture dated as of May 15, 2001 among Del Monte, Merger Sub and Bankers Trust Company, as trustee, then Heinz and Spinco shall use their reasonable best efforts prior to the consummation of the Merger to amend the applicable provisions of such Spinco Asset or Spinco Liability or take such other commercially reasonable actions that will preserve the economics of the transactions contemplated by this Agreement and


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the other Transaction Agreements to Heinz, Spinco and Del Monte without causing any such event, default or event of default.

           7.18 Nonsolicitation of Employees. (a) Heinz agrees that for a period of two years from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of Del Monte, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Del Monte), or enter into a consulting agreement with (i) any Spinco Employee or (ii) any employee of Del Monte or any of its Subsidiaries unless, in the case of clause (i) or (ii) above (other than with respect to any Spinco Employees who were, prior to the Distribution Date, salaried employees of Heinz or any Subsidiary), such Person ceased to be an employee of Del Monte or its Subsidiaries prior to such action by Heinz or any of its Subsidiaries; provided, however, that in the case of such Person's voluntary termination of employment with Del Monte or any of its Subsidiaries, such Person shall have ceased to be such an employee at least three months prior to such action by Heinz or any of its Subsidiaries.

           (b) Del Monte agrees that for a period of two years from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of Heinz, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Heinz), or enter into a consulting agreement with any employee of Heinz or any of its Subsidiaries unless such Person ceased to be an employee of Heinz or its Subsidiaries prior to such action by Del Monte or any of its Subsidiaries; provided, however, that in the case of such Person's voluntary termination of employment with Heinz or any of its Subsidiaries, such Person shall have ceased to be such an employee at least three months prior to such action by Del Monte or any of its Subsidiaries.

           (c) Notwithstanding the foregoing, the restrictions set forth in Sections 7.19(a) and (b) shall not apply to bona fide public advertisements for employment placed by any Party and not specifically targeted at the employees of any other Party so long as no employees of such other Party are hired as a result thereof within the two-year period from and after the Closing Date.

           (d) Following the Effective Time, this Section 7.18 shall supersede the provisions in the Confidentiality Agreement addressing the non-solicitation of employees.

           7.19 Trade Accounts Receivable; Trade Accounts Payable. (a) Heinz shall use commercially reasonable efforts to establish processes and systems that will permit it to separate its Trade Accounts Receivable and Trade Accounts Payable to the extent relating to the Spinco Business (the "Spinco Accounts") from those relating to the businesses of Heinz other than the Spinco Business in order to permit the transfer of the Spinco Accounts to Spinco on the Distribution Date. The Parties agree that all Spinco Accounts originating prior to the date on which such processes and systems shall be fully implemented and effective to make such separation (the "Separation Date") shall be for the account of Heinz and neither Spinco nor Del Monte shall have any right thereto or obligation in respect thereof. All Spinco Accounts originating on or after the Separation Date shall be transferred to Spinco in accordance with the terms and conditions of the Separation Agreement (such Spinco Accounts, the "Transferred Accounts").


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           (b) (i) In the event that the Separation Date occurs prior to the
Distribution Date, on the second business day prior to the Closing Date, Heinz shall prepare and deliver to Del Monte a statement containing an estimate derived by subtracting from (A) the difference between (x) the estimated face value of the Trade Accounts Receivable as of the close of business on the business day immediately preceding the Closing Date and (y) the estimated face value of the Trade Accounts Payable as of such time and date (such number the "Estimated Net Accounts Balance") (B) the difference between (x) the estimated face value of the Trade Accounts Receivable to be transferred to Spinco pursuant to the Separation Agreement and (y) the estimated face value of the Trade Accounts Payable to be transferred to Spinco pursuant to the Separation Agreement (such number the "Estimated Net Accounts Transferred") (such difference, the "Estimated Transferred Accounts Differential"). The Estimated Transferred Accounts Differential shall be prepared in a manner consistent with the information contained in the 2002 Audited Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the 2002 Audited Financial Statements. Heinz shall pay to Spinco at the Effective Time, by payment of immediately available funds to an account designated by Spinco, an amount equal to the Estimated Transferred Accounts Differential, if a positive number.

           (ii) Promptly, and in any event within 90 days following the Closing Date, Heinz shall prepare and deliver to Del Monte a statement setting forth the amount derived by subtracting from (A) the difference between (x) the actual face value of the Trade Accounts Receivable as of the close of business on the business day immediately preceding the Closing Date and (y) the actual face value of the Trade Accounts Payable as of such time and date (such number the "Closing Net Accounts Balance") (B) the difference between (x) the actual face value of the Trade Accounts Receivable transferred to Spinco pursuant to the Separation Agreement and (y) the actual face value of the Trade Accounts Payable to be transferred to Spinco pursuant to the Separation Agreement (such number the "Actual Net Accounts Transferred") (such difference, the "Actual Transferred Accounts Differential"), such statement to be certified by Heinz's independent public accountants . The Actual Transferred Accounts Differential shall be prepared on a basis consistent with the information included in the 2002 Audited Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the 2002 Audited Financial Statements and the Estimated Net Accounts Balance.

           (iii) If Del Monte in good faith disagrees with the amount of the Actual Transferred Accounts Differential delivered pursuant to Section 7.19(b)(ii), Del Monte may, within 30 days after its receipt thereof, deliver a written notice of disagreement to Heinz. Any such notice of disagreement shall specifically identify the elements of the Actual Transferred Accounts Differential that Del Monte believes were miscalculated, identifying all alleged uncounted or improperly included items, and Del Monte shall be deemed to have agreed with all other items and amounts contained in the Actual Transferred Accounts Differential. If a notice of disagreement shall be timely delivered pursuant to this paragraph (b)(iii) hereof, the Parties shall, during the ten
(10) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items. In the absence of such agreement, the determination of such Actual Transferred Accounts Differential may be referred within ten (10) days following the end of such ten-day period by either Heinz or Del Monte for determination to Ernst & Young LLP (the "Expert") and the Expert shall be instructed to notify both Heinz and Del Monte of its


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determination within twenty (20) days of such referral. In connection therewith, the Expert shall consider only those items or amounts in the Actual Transferred Accounts Differential as to which Del Monte has disagreed and those items related thereto and raised for review by Heinz in response to the items disputed by Del Monte. In making its determination, the Expert shall act as expert and not arbitrator and its determination shall, in the absence of manifest error, be deemed to have been accepted and approved by Heinz and Del Monte and shall be deemed to constitute the relevant Final Transferred Accounts Differential (as defined below) for all purposes of this Agreement. The Expert shall deliver to Heinz and Del Monte a report setting forth its adjustments, if any, to the Actual Transferred Accounts Differential and the calculations supporting such adjustments. The fees and costs of the Expert shall be shared equally by Heinz and the Surviving Corporation. As used herein (i) "Final Transferred Accounts Differential" shall mean (x) if no notice of disagreement is delivered by Del Monte within the period provided in this Section 7.19(b)(iii) or if no referral is made to the Expert within the second ten-day period referred to above, the Actual Transferred Accounts Differential as shown in Heinz's calculation delivered pursuant to Section 7.19(b)(ii) or (y) if such notice of disagreement is delivered by Del Monte, either (A) as agreed in writing by Del Monte and Heinz or (B) as shown in the Expert's calculation delivered pursuant to this
Section 7.19(b)(iii) and (ii) "Determination Date" shall mean the date on which the Final Transferred Accounts Differential shall be determined.

           (iv) If the amount of the Final Transferred Accounts Differential is positive and is higher than the corresponding amount set forth in the Estimated Transferred Accounts Differential, then Heinz shall pay the difference to the Surviving Corporation, as an adjustment, in the manner and with interest as provided in Section 7.19(b)(v), except that if the Estimated Transferred Accounts Differential was less than zero, Heinz shall only be required to pay the amount of the Final Transferred Accounts Differential. If the amount of the Final Transferred Accounts Differential is lower (or if less than zero, more negative) than the Estimated Transferred Accounts Differential, then the Surviving Corporation shall pay the difference to Heinz, as an adjustment, in the manner and with interest as provided in Section 7.19(b)(v), but in no event shall such payment be greater than the amount, if any, paid by Heinz pursuant to
Section 7.19(b)(i).

           (v) Payments made pursuant to Section 7.19(b)(iv) shall be made by wire transfer (to accounts designated by Heinz or the Surviving Corporation, as the case may be) of immediately available funds no later than the third business day following the Determination Date. The amount of any such payments shall bear interest for the period from and including the Closing Date but excluding the payment date at the LIBOR rate from time to time in effect. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of the actual number of days for which interest is due.

           (c) (i) In the event that the Separation Date occurs after the Distribution Date, (A) Heinz shall add to the services to be provided pursuant to the Transition Services Agreement Trade Accounts Payable and Trade Accounts Receivable administration until the Separation Date shall occur, and (B) on the second business day prior to the Closing Date, Heinz shall prepare and deliver to Del Monte a statement containing the Estimated Net Accounts Balance. The Estimated Net Accounts Balance shall be prepared in a manner consistent with the information contained in the 2002 Audited Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the 2002 Audited Financial


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Statements. Heinz shall pay to Spinco at the Effective Time, by payment of immediately available funds to an account designated by Spinco, an amount equal to the Estimated Net Accounts Balance, if a positive number.

           (ii) Promptly, and in any event within 90 days following the Closing Date, Heinz shall prepare and deliver to Del Monte a statement setting forth the Closing Net Accounts Balance, certified by Heinz's independent public accountants. The Closing Net Accounts Balance shall be prepared on a basis consistent with the information included in the 2002 Audited Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the 2002 Audited Financial Statements and the Estimated Net Accounts Balance.

           (iii) If Del Monte in good faith disagrees with the amount of the Closing Net Accounts Balance delivered pursuant to Section 7.19(b)(ii), Del Monte may, within 30 days after its receipt thereof, deliver a written notice of disagreement to Heinz. Any such notice of disagreement shall specifically identify the elements of the Closing Net Accounts Balance that Del Monte believes were miscalculated, identifying all alleged uncounted or improperly included items, and Del Monte shall be deemed to have agreed with all other items and amounts contained in the Closing Net Accounts Balance. If a notice of disagreement shall be timely delivered pursuant to this paragraph (c)(iii), the parties shall, during the ten (10) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items. In the absence of such agreement, the determination of such Closing Net Accounts Balance may be referred within ten (10) days following the end of such ten-day period by either Heinz or Del Monte for determination to the Expert and the Expert shall be instructed to notify both Heinz and Del Monte of its determination within twenty
(20) days of such referral. In connection therewith, the Expert shall consider only those items or amounts in the Closing Net Accounts Balance as to which Del Monte has disagreed and those items related thereto raised for review by Heinz in response to the items disputed by Del Monte. In making its determination, the Expert shall act as expert and not arbitrator and its determination shall, in the absence of manifest error, be deemed to have been accepted and approved by Heinz and Del Monte and shall be deemed to constitute the relevant Final Net Accounts Balance (as defined below) for all purposes of this Agreement. The Expert shall deliver to Heinz and Del Monte a report setting forth its adjustments, if any, to the Closing Net Accounts Balance and the calculations supporting such adjustments. The fees and costs of the Expert shall be shared equally by Heinz and the Surviving Corporation. As used herein "Final Net Accounts Balance" shall mean (x) if no notice of disagreement is delivered by Del Monte within the period provided in this Section 7.19(c)(iii) or if no referral is made to the Expert within the second ten-day period referred to above, the Closing Net Accounts Balance as shown in Heinz's calculation delivered pursuant to Section 7.19(c)(ii) or (y) if such notice of disagreement is delivered by Del Monte, either (A) as agreed in writing by Del Monte and Heinz or (B) as shown in the Expert's calculation delivered pursuant to this
Section 7.19(c)(iii).

           (iv) If the amount of the Final Net Accounts Balance is positive and higher than the corresponding amount set forth in the Estimated Net Accounts Balance, then Heinz shall pay the difference to the Surviving Corporation, as an adjustment, in the manner and with interest as provided in Section 7.19(c)(v), except that if the Estimated Net Accounts Balance was less than zero, Heinz shall be required to pay the amount of the Final Net Accounts Balance. If


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the amount of the Final Net Accounts Balance is lower than the Estimated Net
Accounts Balance, then the Surviving Corporation shall pay the difference to Heinz, as an adjustment, in the manner and with interest as provided in Section 7.19(c)(v), but in no event shall such payment be greater than the amount, if any, paid by Heinz pursuant to Section 7.19(c)(i).

           (v) Payments made pursuant to Section 7.19(c)(iv) shall be made by wire transfer (to accounts designated by Heinz or the Surviving Corporation, as the case may be) of immediately available funds no later than the third business day following the date on which the Final Net Accounts Balance shall be determined. The amount of any such payments shall bear interest for the period from and including the Closing Date but excluding the payment date at the LIBOR rate from time to time in effect. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of the actual number of days for which interest is due.

           (d) The Parties agree to treat any net payments made pursuant to this
Section 7.19 as either a capital contribution or a distribution, as the case may be, between Heinz and Spinco occurring immediately prior to the Distribution.

           7.20 Spinco By-Laws. At or prior to the Effective Time Spinco shall cause its by-laws to be amended, as of the Effective Time, so as to read in the form attached hereto as Exhibit D.

           7.21 Del Monte's Amended and Restated Certificate of Incorporation. Immediately prior to the Effective Time, Del Monte shall file, in accordance with Section 103 of the DGCL, a certificate setting forth the Amended and Restated Certificate of Incorporation and certifying that such Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the DGCL, which certificate shall become effective not later than the Effective Time.

           7.22 Board of Directors of Del Monte; Officers. The Board of Directors of Del Monte shall adopt a resolution prior to the Effective Time changing the number of directors on the Board of Directors of Del Monte as of the Effective Time to nine and changing the composition of the Board of Directors of Del Monte to be comprised of six persons which shall have been prior thereto designated by Heinz and three persons which shall have been prior thereto designated by Del Monte (which three shall include the current CEO of Del Monte), in each case, subject to the approval of the other, which approval shall not be unreasonably withheld or delayed; provided, that (a) a majority of Heinz's director designees will not be present or former directors or executive officers of Heinz and (b) none of Heinz's director designees will be directors or executive officers of Heinz at the time they become directors of Del Monte. Del Monte shall cause the Board of Directors of Del Monte at the Effective Time to be apportioned into three classes with (to the extent possible) each class consisting of two directors designated by Heinz and one director designated by Del Monte. Del Monte shall obtain the resignation of all those directors who shall not be continuing as directors, to be effective at the Effective Time (the "Required Resignations"). Del Monte shall take all requisite action so that, at the Effective Time, (a) the Chief Executive Officer and Chairman of the Board of Del Monte shall be Mr. Wolford, (b) the Chief Operating Officer of Del Monte shall be Mr. Smith


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and (c) the Chief Financial Officer of Del Monte shall be Mr. Meyers, with all other officers to be as directed by the Board of Directors of Del Monte.

           7.23 Covenant Not To Compete; Restriction on Use of Intellectual Property. (a) In furtherance of the Merger and the transactions contemplated hereby, Heinz covenants and agrees that, for a period ending on the fourth anniversary of the Closing Date, neither Heinz nor any of its Subsidiaries shall, without the prior written consent of Del Monte, engage, directly or indirectly, in the Restricted Business in the Heinz Restricted Territory (the "Heinz Restricted Business"); provided, however, that nothing set forth in this
Section 7.23 shall prohibit Heinz or its Affiliates from (i) engaging in the businesses conducted by Heinz or its Affiliates (excluding Spinco) on the Closing Date and described in Section 7.23 of the Heinz Disclosure Letter, (ii) owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any corporation engaged in the Heinz Restricted Business if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq Stock Market, (iii) owning an interest acquired as a creditor in bankruptcy or otherwise than by a voluntary investment decision, or (iv) acquiring the assets or capital stock or other equity interests of any other Person engaged in the Heinz Restricted Business; provided, however, that prior to the second anniversary of the Closing Date the net sales attributable to the Heinz Restricted Business conducted by such other Person accounts for less than 25% of the net sales of such Person for its most recently completed fiscal year.

           (b) The Parties acknowledge that Heinz has operated global category teams and has otherwise facilitated the sharing of information (including know-how, formulae and other confidential and proprietary information) relating to the Spinco Business (including tuna, soup, gravy and broth and infant feeding) between the Spinco Business and the business of Heinz engaged in the Restricted Business in the Del Monte Restricted Territory (the "Residual Spinco Business"); that the purpose of such team efforts and exchanges has been to share such Intellectual Property that is common to the Spinco Business and the Residual Spinco Business in order to promote and transfer best practices, efficiencies, recipes, formulations, processing techniques, marketing initiatives and other advantageous business opportunities; and that in order to protect the Intellectual Property of the Residual Spinco Business, Del Monte covenants and agrees that, for a period ending on the third anniversary of the Closing Date, neither Del Monte nor any of its Subsidiaries shall, without the prior written consent of Heinz, engage, directly or indirectly, in the Restricted Business in the Del Monte Restricted Territory (the "Del Monte Restricted Business") using the Intellectual Property transferred or licensed to Spinco in accordance with the Separation Agreement or the Trademark License Agreement (or allow third parties to use any of the foregoing to engage in such business in such territory).

           (c) Notwithstanding anything to the contrary in Section 7.23(a) and
(b), neither Heinz nor Del Monte nor their respective Subsidiaries shall be deemed to be engaged in activities prohibited by this Section 7.23 with respect to sales of products to trade customers having outlets in both the Heinz Restricted Territory and the Del Monte Restricted Territory if, despite having been advised by either Heinz or Del Monte as to the existence of this Section 7.23, any such trade customer does not restrict the flow of products between the Heinz Restricted Territory and the Del Monte Restricted Territory.


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           (d) The Parties agree that the covenants included in this Section
7.23 are, taken as a whole, reasonable in their geographic and temporal coverage and no Party shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 7.23 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable law to cure such problem. The Parties acknowledge and agree that in the event of a breach by either Heinz or Del Monte, as the case may be, of the provisions of this Section 7.23, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching Party may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or preliminary and final injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof, without the necessity of proving actual damages or posting a bond. Each of Heinz and Del Monte further specifically acknowledges and agrees that the non-breaching Party shall be entitled to an equitable accounting from the breaching Party of all earnings, profits and other benefits arising from any such breach.

           7.24 Post Closing Cooperation. Subject to the terms and conditions hereof, each of the Parties hereto agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Heinz and Del Monte, to effectuate the provisions of this Agreement.

           7.25 Sole Stockholder Approvals. No later than 14 days after the execution of this Agreement, (i) Del Monte shall deliver to Merger Sub a written consent, as the sole stockholder of Merger Sub, in compliance with Section 615 of the NYBCL, adopting this Agreement and approving the Merger, and (ii) Heinz, as sole stockholder of Spinco, will vote to adopt this Agreement in accordance with the DGCL.

           7.26 Amendments to Transaction Documents. Del Monte shall have the right to request in good faith that Heinz and Spinco incorporate into any Transaction Agreement (other than this Agreement), and Heinz and Spinco shall so incorporate, such additions, deletions and other modifications thereto that are consented to by Heinz, which consent shall not be unreasonably delayed or withheld, unless such consent is sought with respect to an amendment that would, individually or together with all other such amendments to the applicable document previously proposed by Del Monte and agreed to by Heinz, reasonably be expected to result in any material cost or detriment to Heinz (or, prior to the Merger, Spinco) or result in any material reduction of the benefits to be obtained by Heinz (or, prior to the Merger, Spinco) from the transactions contemplated by this Agreement and the other Transaction Agreements, in which case such consent shall be in Heinz's discretion.

           7.27 Post-Closing Delivery of Closing Balance Sheet. Heinz shall deliver or cause to be delivered to Del Monte as soon as reasonably practicable after the Closing Date an audited combined statement of assets and liabilities contributed as of the Closing Date, prepared in accordance with GAAP (the "Audited Closing Statement") and audited by PricewaterhouseCoopers LLP, which will present the Spinco Assets and the Spinco Liabilities. The Audited Closing Statement shall be prepared at the sole cost and expense of Heinz.

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                                    ARTICLE 8

                            CONDITIONS TO THE MERGER

           8.1 Conditions to the Obligations of Spinco, Heinz and Del Monte to Effect the Merger. The respective obligations of Spinco, Heinz and Del Monte to consummate the Merger shall be subject to the fulfillment (or waiver by Heinz, Spinco and Del Monte) at or prior to the Effective Time of the following conditions:

           (a) The Distribution shall have been consummated in accordance with the Separation Agreement;

           (b) The Share Issuance Approval shall have been obtained;

           (c) All consents, approvals and authorizations of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained and be in full force and effect at the Effective Time, except those consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte (after giving effect to the Merger);

           (d) All consents or approvals of each Person whose consent or approval shall be required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements under any contract to which Del Monte or Heinz or their respective Subsidiaries shall be a party, or by which their respective properties and assets are bound shall have been obtained (in each case without the payment or imposition of any material costs or obligations) and be in full force and effect at the Effective Time, except
(i) where the failure to so obtain such consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte (after giving effect to the Merger) or (ii) to the extent that reasonably acceptable alternative arrangements relating to the failure to obtain any such consent or approval are otherwise provided for;

           (e) Any waiting period under the HSR Act shall have expired or been terminated;

           (f) (i) The Registration Statement shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC and not concluded or withdrawn; and (ii) the shares of Del Monte Common Stock and such other shares required to be reserved for issuance in connection with the Distribution and the Merger, respectively, shall have been Approved for Listing;

           (g) No temporary restraining Order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the transactions contemplated by this Agreement and the other Transaction


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
Agreements shall be in effect; provided, however, that the Parties hereto shall use their reasonable best efforts to have any such injunction, Order, restraint or prohibition vacated; and

           (h) The Surviving Corporation shall have entered into a senior credit facility or facilities (or replacement facilities therefor) on the terms and conditions set forth in the First Commitment Letter, or on terms and conditions which are not materially more burdensome to Del Monte and the Surviving Corporation than those set forth in the First Commitment Letter, except as contemplated thereby, in an amount equal to (i) $800 million (in addition to the amount of proceeds of such senior credit facility or facilities distributed to Heinz from Spinco pursuant to the Separation Agreement, which additional amount of proceeds shall only be a condition to the obligations of Heinz and Spinco to consummate the Merger, as set forth in Section 8.2(h)(i)) or (ii) such lesser amount as may be agreed between Del Monte and the lenders in respect of such facility or facilities.

           8.2 Additional Conditions to the Obligations of Heinz and Spinco. The obligations of Heinz and Spinco to consummate the Merger shall be subject to the fulfillment (or waiver by Heinz or Spinco) at or prior to the Effective Time of the following additional conditions:

           (a) (i) (A) The representations and warranties of Del Monte contained in this Agreement qualified as to Material Adverse Effect shall be true and correct in all respects and (B) those not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (B) where the failure to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Del Monte and (ii) Del Monte shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, except in the case of clauses (i) and (ii) to the extent specifically contemplated or permitted by this Agreement;

           (b) Del Monte shall have delivered to Heinz and Spinco a certificate, dated as of the Effective Time, of the Chief Executive Officer and Chief Financial Officer of Del Monte (on Del Monte's behalf and without any personal liability) certifying the satisfaction by Del Monte of the conditions set forth in subsection (a) of this Section 8.2;

           (c) Heinz and Spinco shall have received an opinion of Simpson Thacher & Bartlett, to the effect that (i) the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code and (ii) the Debt Security will constitute a security for federal income tax purposes. In rendering such opinion, Simpson Thacher & Bartlett may require and rely upon representations contained in certificates of officers of Spinco, Merger Sub, Del Monte and others;

           (d) Del Monte shall have delivered the Del Monte Professional Fee Statement pursuant to Section 9.3(d) of this Agreement;

           (e) Del Monte shall have entered into the Tax Separation Agreement;


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           (f) Heinz shall have received the Section 355 Ruling in form and substance reasonably satisfactory to Heinz (taking into account any changes pursuant to Section 7.8(b));

           (g) Del Monte shall have delivered to Heinz the Required Resignations; and

           (h) (i) Spinco shall have received (and distributed to Heinz) the proceeds of $800 million of financing on the terms and conditions set forth in the First Commitment Letter and (ii) Spinco shall have issued or caused to be issued either (A) the capital markets debt financing, as contemplated in the Engagement Letter, or (B) the senior secured notes contemplated by the Second Commitment Letter, in either case in an amount equal to $300,000,000; provided, however, that the terms and conditions of all such financing shall not be materially more burdensome to Heinz, Spinco, Del Monte or the Surviving Corporation than those set forth in the First Commitment Letter or the Engagement Letter, as the case may be.

           8.3 Additional Conditions to the Obligations of Del Monte. The obligation of Del Monte to consummate the Merger shall be subject to the fulfillment (or waiver by Del Monte) at or prior to the Effective Time of the following additional conditions:

           (a) (i) (A) The representations and warranties of Spinco and Heinz contained in this Agreement qualified as to Material Adverse Effect shall be true and correct in all respects and (B) those not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (B) where the failure to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco and (ii) Spinco and Heinz shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, except in the case of clauses (i) and (ii) to the extent specifically contemplated or permitted by this Agreement;

           (b) Heinz shall have delivered to Del Monte a certificate, dated as of the Effective Time, of the Chief Financial Officer and the Senior Vice President of Strategy Process and Business Development (on Heinz's behalf and without any personal liability) of Heinz certifying the satisfaction by Heinz and Spinco of the conditions set forth in subsection (a) of this Section 8.3;

           (c) Del Monte shall have received an opinion from Gibson Dunn & Crutcher L.L.P., to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Gibson Dunn & Crutcher L.L.P. may require and rely upon representations contained in certificates of officers of Spinco, Merger Sub, Del Monte and others;

           (d) Spinco and Heinz shall have entered into the applicable Transaction Agreements; and

           (e) All of the financing obtained in satisfaction of the condition set forth in Section 8.2(h) shall be on terms and conditions not materially more burdensome to Del Monte and the Surviving Corporation than those set forth in the Commitment Letters, except as contemplated thereby.


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                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVERS

           9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after the Requisite Approval or the adoption hereof by the stockholders of Spinco and Merger Sub:

           (a) by the mutual written consent of each Party hereto, which consent shall be effected by action of the Board of Directors of each such Party;

           (b) by either Heinz or Del Monte:

               (i) if the Effective Time shall not have occurred on or before March 12, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement at or prior to such date has been a cause of or resulted in the failure of the Merger to have become effective on or before the Termination Date;

               (ii) if, at the Del Monte Stockholders Meeting duly convened therefor (including any adjournment, continuation or postponement thereof), the Share Issuance Approval shall not have been obtained; or

               (iii) if any court of competent jurisdiction or any other Governmental Authority shall have issued an Order (and such Order shall have become final and nonappealable), restraining, enjoining or otherwise prohibiting the Merger, provided, that, (A) if the party seeking to terminate this Agreement pursuant to this clause (b)(iii) is a party to the applicable proceeding, such party shall have used its reasonable best efforts to remove such Order, and (B) the right to terminate this Agreement under this clause (b)(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, such Order;

           (c) by Heinz, if Del Monte shall have (i) failed to include the Del Monte Board Recommendation in the Proxy Statement/Prospectus or (ii) shall have effected a Change in the Del Monte Board Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (iii) breached its obligations under Section 6.3 of this Agreement and such breach either by its terms cannot be cured by the Termination Date or, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after Heinz has furnished Del Monte with written notice of such breach; provided, however, that the right to terminate this Agreement pursuant to clause (c)(iii) shall not be available to Heinz to the extent Heinz has failed in any material respect to fulfill its obligation under Section 6.3(a) to provide information for inclusion in the Form S-4 and/or to assist in the preparation of the Form S-4, and such failure was the primary cause of Del Monte's breach.


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
           (d) by Del Monte, if Del Monte is not in material breach of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Heinz or Spinco which breach would cause the condition to closing set forth in Section 8.3(a) not to be satisfied, and (i) such breach by its nature is not capable of being cured or (ii) Heinz has not, within thirty days after receipt by Heinz of written notice of such breach from Del Monte, cured such breach or made any good faith attempt to cure such breach; and

           (e) by Heinz, if Heinz is not in material breach of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Del Monte or Merger Sub which breach would cause the condition to closing set forth in Section 8.2(a) not to be satisfied, and (i) such breach by its nature is not capable of being cured or (ii) Del Monte has not, within thirty days after receipt by Del Monte of written notice of such breach from Heinz, cured such breach or made any good faith attempt to cure such breach.

           The Party hereto desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other Parties in accordance with Section 10.2, specifying the provision hereof pursuant to which such termination is effected.

           9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no effect without any liability or obligation on the part of any Party hereto (or any stockholder, director or officer, employee, agent, consultant or representative of such party) to the other Parties hereto, except that (a) the agreements contained in this Section 9.2, Section 9.3, the Confidentiality Agreement (subject to the terms thereof), the last sentence of Section 7.7 and in Article 10 shall survive the termination hereof and (b) no such termination shall relieve any Party hereto of any liability or damages resulting from fraud or from any willful and material breach by such Party of any covenant or other agreement included in this Agreement.

           9.3 Fees and Expenses. (a) (i) In the event that this Agreement is terminated by Heinz pursuant to Section 9.1(c)(iii) then promptly, but in no event later than two business days after such termination, Merger Sub shall pay (and Del Monte shall cause Merger Sub to pay) Heinz a fee (the "Termination Fee") equal to $20,000,000 by wire transfer of same day funds.

           (ii) In the event that, following the execution of this Agreement and prior to the Effective Time, (A) a Del Monte Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to Del Monte or the Del Monte Stockholders and (B) this Agreement is terminated by either Heinz or Del Monte pursuant to Section 9.1(b)(ii) or by Heinz pursuant to Section 9.1(c)(i) or (ii) or 9.1(e) and, (C) (I) within 15 months after the date of such termination, Del Monte enters into a Del Monte Acquisition Agreement relating to, or consummates, such Del Monte Acquisition Proposal (changing the number in clauses (ii), (iii) and (iv) of the definition of such term from 5% or 10%, as the case may be, to 15%) or any other Del Monte Acquisition Proposal (modified as aforesaid) with the Person making such first Del Monte Acquisition Proposal, or (II) within 9 months after the date of such termination, Del


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Monte enters into a Del Monte Acquisition Agreement relating to, or consummates, any Del Monte Acquisition Proposal (modified as aforesaid) then Del Monte shall promptly, but in no event later than two business days after the date such Del Monte Acquisition Agreement is entered into or such Del Monte Acquisition Proposal is consummated, as the case may be, pay Heinz the Termination Fee by wire transfer of same day funds.

           Del Monte acknowledges that the agreements contained in this Section 9.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Heinz would not enter into this Agreement; accordingly, if Del Monte fails promptly to pay the amount due pursuant to this
Section 9.3(a), and in order to obtain such payment, Heinz commences a suit which results in a judgment against Del Monte for the fee set forth in this
Section 9.3(a), Del Monte shall pay to Heinz its out-of-pocket costs and expenses (including reasonable attorneys' fees and out-of-pocket expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

           (b) (i) The Del Monte Financing Fees, and such Heinz Financing Fees as shall be agreed by Heinz and Del Monte, shall be paid by the Surviving Corporation at or after the Effective Time.

           (ii) The Del Monte Transaction Expenses shall be paid by the Surviving Corporation at or after the Effective Time.

           (c) On the third business day prior to the Effective Time, Del Monte shall deliver to Heinz a certificate of its Chief Financial Officer (the "Del Monte Professional Fee Statement") setting forth all of the Del Monte Professional Fees paid and to be paid. In the event and to the extent that the Del Monte Professional Fees exceed $26,500,000 in the aggregate (any such excess, the "Excess Liability Amount"), as set forth on the Del Monte Professional Fee Statement immediately prior to the Effective Time, then, at Heinz's option, either (i) immediately following the Effective Time, the Surviving Corporation shall pay directly or reimburse Heinz for all or a portion of Heinz's reasonably documented Professional Fees in a dollar amount equal to three times the Excess Liability Amount or (ii) immediately prior to the Distribution, the amount of indebtedness to be incurred by Spinco (the proceeds of which shall be subsequently distributed to Heinz) pursuant to Section 2.09 of the Separation Agreement shall be increased by a dollar amount equal to three times the Excess Liability Amount, provided that Heinz may elect a combination of the alternatives set forth in clauses (i) and (ii). Each of Del Monte and the Surviving Corporation on the one hand, and Heinz on the other hand, shall advise one another from time to time in the event that any of them shall become aware of any Del Monte Professional Fees or any retention payments or other employment continuation amounts to be paid to Del Monte employees, including severance, stay bonuses and special incentive compensation, other than payments made in connection with the matters set forth on Section 1.1 of the Del Monte Disclosure Letter, which shall not have been set forth on the Del Monte Professional Fee Statement, and Del Monte shall make a cash payment to Heinz in an amount equal to three times the amount of any such Del Monte Professional Fees.

           (d) Del Monte and the Surviving Corporation shall not be responsible for the fees and out-of-pocket expenses of Heinz's investment bankers, attorneys, accountants and


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consultants ("Professional Fees"). Notwithstanding the foregoing and irrespective of whether Heinz shall be entitled to make an election as set forth in Section 9.3(c), Heinz may, at its election, require Del Monte and the Surviving Corporation to pay such reasonably documented Professional Fees or to reimburse it for all or a portion of Heinz's reasonably documented Professional Fees, in which case the amount of indebtedness to be incurred by Spinco in accordance with Section 2.09 of the Separation Agreement (or, in lieu thereof, the amount of cash to be distributed by Spinco to Heinz pursuant to the last sentence of Section 2.09 of the Separation Agreement) shall be reduced by a dollar amount equal to the amount of Professional Fees to be paid by Del Monte and the Surviving Corporation pursuant to this sentence.

           (e) Notwithstanding anything else set forth in this Section 9.3, in the event the Merger is not consummated, all fees and expenses incurred by Heinz, Spinco, Del Monte or their respective Subsidiaries in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, except that all Heinz Financing Fees and Del Monte Financing Fees, including any obligations incurred pursuant to the Commitment Letters, shall be shared equally by Heinz and Del Monte.

           9.4 Amendment. Subject to applicable law, any provision of this Agreement may be amended with the requisite approval of Heinz, Spinco, Del Monte and Merger Sub, at any time before or after the Requisite Approval or the adoption hereof by the stockholders of Spinco and Merger Sub; provided, however, that after such Requisite Approval or adoption, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Heinz, Spinco, Del Monte and Merger Sub.

           9.5 Waivers. Subject to applicable law, any provision of this Agreement may be waived prior to the Effective Time if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

                                   ARTICLE 10

                                  MISCELLANEOUS

           10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties or certifications in this Agreement or in any certificate or instrument delivered pursuant to this Agreement (other than in the Exhibits hereto), or any claim with respect thereto, shall survive the Effective Time. None of the agreements set forth in Articles 6 and 7 (other than (a) the last sentence of Section 6.1(a) and Section 6.1(j), which shall survive until the Final Transferred Accounts Differential or the Final Net Accounts Balance, as the case may be, has been determined, (b) those set forth in the Exhibits hereto and (c) Sections 7.4, 7.6, 7.9, 7.15, 7.18, 7.19, 7.23,
7.24 and 7.27, which shall survive in effect with their terms), or any claim with respect thereto, shall survive the Effective Time. Except as specifically provided herein, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.


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           10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

           If to Heinz, to:

                   H. J. Heinz Company
                   600 Grant Street
                   Pittsburgh, Pennsylvania 15219
                   Attention:  General Counsel
                   Facsimile:  (412) 456-6115

           with a copy (which shall not constitute effective notice) to:

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York 10017
                   Attention:  Robert E. Spatt, Esq.
                               Caroline B. Gottschalk, Esq.
                   Facsimile:  (212) 455-2502

           If to Spinco, to:

                   SKF Foods Inc.
                   600 Grant Street
                   Pittsburgh, Pennsylvania 15219
                   Attention:  Secretary
                   Facsimile:  (412) 456-6115

           with a copy (which shall not constitute effective notice) to:

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York 10017
                   Attention:  Robert E. Spatt, Esq.
                               Caroline B. Gottschalk, Esq.
                   Facsimile:  (212) 455-2502

           If to Del Monte or Merger Sub, to:

                   Del Monte Foods Company
                   One Market @ The Landmark
                   San Francisco, California 94105


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
                   Attention:  Secretary
                   Facsimile:  (415) 247-3263

           with a copy (which shall not constitute effective notice) to:

                   Gibson Dunn & Crutcher LLP
                   One Montgomery Street
                   Montgomery Tower, 26th, 31st & 32 Floors
                   San Francisco, California 94104-4505
                   Attention:  Douglas D. Smith, Esq.
                               Stephanie Tsacoumis, Esq.
                   Facsimile:  415-986-5309

           10.3 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary,
(a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article," "Exhibit" or "Letter" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

           10.4 Letters. Disclosures included in any Section of any Disclosure Letter shall be considered to be made for purposes of all other Sections of such Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of such Disclosure Letter is reasonably apparent from the text of such disclosure. Inclusion of any matter or item in any Disclosure Letter does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any Disclosure Letter or that such matter or item is otherwise material.

           10.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco, Heinz, Merger Sub and Del Monte that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

           10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco, Heinz, Merger Sub or Del Monte (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the


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benefit of and be enforceable by Spinco, Heinz, Merger Sub and Del Monte and their respective successors and permitted assigns.

           10.7 No Third Party Beneficiaries. Except as provided in Section 7.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Heinz, Merger Sub, Spinco and Del Monte or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

           10.8 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco, Heinz, Merger Sub or Del Monte, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco, Heinz, Merger Sub and Del Monte, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

           10.9 Entire Agreement. This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitute the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof. All exhibits and schedules attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement.

           10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that New York Law and Delaware Law shall apply to the Merger, in each case, without giving effect to the conflicts of law principles thereof. Each of the Parties hereto irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the United States District Court for the Southern District Court of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, or the jurisdiction of the courts in the State of Delaware and of the federal courts sitting in the State of Delaware, as applicable, for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby, (ii), to the extent such party is not otherwise subject to service of process in the State of New York or the State of Delaware, appoints The Corporation Trust Company, as such Party's agent in the State of New York or the State of Delaware, as applicable, for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such Party personally within such state.

           10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco, Heinz and Del Monte, notwithstanding that not all parties are signatories to the original or the same counterpart.


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
           10.12 Specific Performance; Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in New York, New York or the State of Delaware, as applicable. Except for the foregoing remedies of injunction and specific performance, the right not to close in the event that the conditions to closing are not satisfied and the termination rights set forth in this Agreement, the Parties agree that they shall have no rights or claims against one another for breaches of this Agreement except in the case of fraud or any willful and material breach by a party of any covenant or other agreement included in this Agreement.


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
           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                     H. J. HEINZ COMPANY



                                     By:  _____________________________________
                                          Name: Michael J. Bertasso
                                          Title:  Senior Vice President
                                                  Strategy, Process and Business
                                                  Development



                                     SKF FOODS INC.



                                     By:  _____________________________________
                                          Name:  Mitchell A. Ring
                                          Title:  Executive Vice President


                                     DEL MONTE CORPORATION



                                      By:  _____________________________________
                                          Name:
                                          Title:


                                     DEL MONTE FOODS COMPANY



                                      By:  _____________________________________
                                          Name:
                                          Title: